 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1996

                                                REGISTRATION NO. 333-11173
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                                  KEVCO, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          TEXAS                      3429                    75-2666013
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)

     (STATE OR OTHER                                      (I.R.S. EMPLOYER
     JURISDICTION OF                                   IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                               ----------------

       KEVCO INC.                                JERRY E. KIMMEL
 UNIVERSITY CENTRE I 1300                      UNIVERSITY CENTRE I
 S. UNIVERSITY DRIVE                       1300 S. UNIVERSITY DRIVE
      SUITE 200                                    SUITE 200
  FORT WORTH, TEXAS 76107                   FORT WORTH, TEXAS 76107
     (817) 332-2758                              (817) 332-2758
  (ADDRESS, INCLUDING ZIP CODE, AND      (NAME AND ADDRESS, INCLUDING ZIP
  TELEPHONE NUMBER, INCLUDING AREA      CODE, AND TELEPHONE NUMBER, INCLUDING
   CODE, OF REGISTRANT'S PRINCIPAL        AREA CODE, OF AGENT FOR SERVICE)
         EXECUTIVE OFFICES)

                               ----------------
                                  COPIES TO:
     RICHARD S. TUCKER                               PATRICK OWENS
   JACKSON & WALKER, L.L.P.                   STRASBURGER & PRICE, L.L.P.
       777 MAIN STREET                             901 MAIN STREET
         SUITE 1800                                    SUITE 4300
     FORT WORTH, TEXAS 76102                       DALLAS, TEXAS 75202

                               ----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 8, 1996

                                2,100,000 SHARES

                                  KEVCO, INC.
                                  COMMON STOCK
     LOGO

  All of the shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the public offering price will be between $11.00 and $13.00 per share. For information relating to the factors considered in determining the initial public offering price, see "Underwriting." The Common Stock has been approved for inclusion on the Nasdaq National Market, under the symbol "KVCO," subject to official notice of issuance.

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
    ADEQUACY OF  THIS PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY  IS A
     CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               PRICE TO UNDERWRITING PROCEEDS TO
                                                PUBLIC    DISCOUNT   COMPANY(1)
--------------------------------------------------------------------------------
Per Share....................................    $          $           $
--------------------------------------------------------------------------------
Total(2).....................................   $          $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Before deducting estimated expenses of $500,000 payable by the Company.

(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 315,000 shares of Common Stock, solely to cover over-allotments, if any. See "Underwriting." If the Underwriters exercise this option in full, the total price to public, underwriting discount and
    proceeds to Company will be $   , $    and $   , respectively.

                                  -----------

  The shares of Common Stock are offered severally by the Underwriters named herein subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates representing the shares will be ready for delivery at the offices of Rauscher
Pierce Refsnes, Inc., Dallas, Texas, on or about       , 1996.

RAUSCHER PIERCE REFSNES, INC.                            OPPENHEIMER & CO., INC.
                                  -----------

                  THE DATE OF THIS PROSPECTUS IS       , 1996

                                     [MAP]


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and reflects a 0.47-for-1 reverse stock split effected on August 29, 1996. Unless the context otherwise requires, "Kevco" and the "Company" refer to Kevco, Inc. and its subsidiaries.

                                  THE COMPANY

  Kevco is a leading wholesale distributor of building products to the manufactured housing and recreational vehicle (RV) industries. Through its 17 distribution centers, the Company distributes more than 10,000 different inventory items to approximately 278 manufactured home and 148 RV manufacturing facilities throughout the United States. Kevco is one of only a few companies capable of providing national distribution of building products to the manufactured housing and RV industries. In addition, the Company also manufactures wood products for the manufactured housing industry in the southeastern and southwestern United States. From 1991 to 1995, the Company's net sales increased from $47.8 million to $182.5 million, a compound annual growth rate of approximately 40%. Since its founding in 1964, the Company's growth has been fueled by internal growth and acquisitions.

  The Company believes that it provides a cost-effective form of distribution that offers value to both the Company's suppliers and producers of manufactured homes and RVs. Kevco believes that it provides significant benefits to its suppliers by placing large orders at regular intervals, thereby enabling its suppliers to achieve efficient and cost-effective production planning and economies of scale. In addition, Kevco markets and sells its suppliers' products directly to the manufactured housing and RV industries. As a result, the Company believes it reduces its suppliers' inventory carrying, marketing and distribution costs. The Company also provides significant benefits to its customers as a result of its ability to respond on a same day shipment basis to a majority of its customers' orders, thus reducing the amount of inventory they must maintain. Furthermore, Kevco assists its customers in inventory management, product support, training and implementing cost saving measures, all of which are services that the Company believes most building products manufacturers cannot provide in a cost-effective manner. The Company believes that the specialized product knowledge and high level of service provided by Kevco personnel result in strong relationships between Kevco and its suppliers and customers.

  The Company primarily distributes a full line of plumbing fixtures and supplies as well as a variety of other building products, including insulation, roof shingles, patio doors, aluminum and wood windows, vinyl siding, fireplaces and electrical products. The Company distributes products of several nationally recognized manufacturers, including Eljer, Crane Plumbing, Coastal(R) and Nibco(R) plumbing products, State Industries water heaters, Owens-Corning Fiberglas(R) insulation and shingles, Delta(R), Moen(R) and Phoenix(R) faucets, CertainTeed(R) vinyl siding and Capri bath products. The Company's wood products subsidiary manufactures roof trusses and lumber cut to customer specifications. For the six months ended June 30, 1996, approximately 54% of the Company's net sales were derived from plumbing products, 20% from wood products and 26% from other building products.

BUSINESS STRATEGY

  Kevco's primary objective is to become the leading national distributor of building products to the manufactured housing and RV industries. The Company intends to continue to pursue this objective through a combination of internal growth and selective acquisitions. To achieve its objective, the Company has adopted a strategy based on the following key elements:

  Provide Superior Customer Service. The Company believes its success is primarily attributable to its emphasis on customer service and that providing a high level of customer service leads to long-term relationships with customers. The Company's operating philosophy is based on a commitment to Total Quality Management, which emphasizes at every level an awareness of, and accountability for, customer needs and effective communication both internally and externally. Consistent with this commitment, the Company strives to achieve maximum responsiveness to customer orders and to assist its customers in controlling costs, improving their materials resource planning and facilitating their just-in-time inventory procurement needs. The Company's sales representatives, who have an average of approximately nine years of experience with the Company, play an important role in training customers in the proper installation of products and assisting in their inventory management.

  Leverage National Distribution Network. Kevco will continue to use its national distribution network as a platform for growth and profitability. The Company believes that its national distribution network has allowed it to develop close relationships with leading product manufacturers and to become the exclusive supplier of certain product lines to the manufactured housing and RV industries. In addition, the Company believes that its national presence provides it with a significant competitive advantage due to its ability to service effectively the building products needs of its customers' manufacturing facilities, several of which are located in remote, rural areas. This capability has led to several national customer accounts. As one of the leading national distributors of building products in the United States to the manufactured housing and RV industries, the Company has substantial purchasing power and is able to realize economies of scale.

  Increase Customer Penetration and Product Offerings. Kevco currently supplies approximately 92% of all manufactured housing plants in the United States with one or more product lines. This established customer base provides the Company with a significant opportunity to supply a greater portion of its customers' building products needs as the customers seek to reduce the number of their suppliers. The Company also intends to add new product lines through internal growth and acquisitions. With its existing national distribution infrastructure, the Company believes that additional product lines can be offered to customers without significant additional cost.

  Geographically Expand Wood Products Business. The Company intends to expand its wood products business primarily by increasing the number of its wood products manufacturing facilities. The Company currently manufactures wood products, primarily roof trusses, in three locations in the southeastern and southwestern United States. This segment of the wood products industry is highly fragmented, and the Company believes there are significant opportunities to grow this business internally and through acquisitions.

  Pursue Vertical Integration Opportunities. The Company intends to selectively explore the acquisition of manufacturers of building products. By manufacturing its own products, the Company will seek to achieve greater profitability from its sales, while obtaining direct control over product availability and quality.

MANUFACTURED HOUSING AND RECREATIONAL VEHICLE INDUSTRIES

  For the six months ended June 30, 1996, approximately 88% of the Company's net sales were to producers of manufactured homes and 10% were to producers of RVs. In 1995, reported sales of new manufactured homes totaled approximately $12.3 billion (at retail). Approximately 340,000 manufactured homes were reported as shipped in 1995 (which would represent approximately 33.7% of all new single family homes sold in 1995). Reported shipments of new manufactured homes experienced compound annual growth of approximately 18.8% for the four years ended December 31, 1995. The Company believes that recent industry growth primarily reflects greater consumer acceptance of manufactured housing, greater availability of financing for manufactured housing consumers and steady employment growth. RV shipments to retailers reportedly totaled approximately $12.1 billion (at retail) in 1995. Although reported RV shipments declined approximately 8.4% in 1995, the RV industry has experienced compound annual growth in reported shipments of approximately 12.8% since 1991.

  The Company distributes products to each of the ten highest volume producers of manufactured homes in the United States. The ten highest volume producers of manufactured homes in 1995 reportedly accounted for approximately 66.4% of total manufactured home shipments in that year. Management believes that only a few distributors are capable of distributing a broad line of building products to meet the needs of these producers on a national basis.

ACQUISITION OF SERVICE SUPPLY

  In June 1995, the Company acquired Service Supply Systems, Inc. ("Service Supply"), a leading wholesale distributor of building products to the manufactured housing industry in the southeastern United States, the only region of the country not then served by the Company. The acquisition of Service Supply enabled Kevco to become a national distributor of building products to the manufactured housing and RV industries and significantly enhanced the Company's competitive position. The Company benefits from Service Supply's product mix, which, like Kevco's, is weighted toward plumbing products, but also includes a variety of other building products. In particular, through its acquisition of Service Supply's former subsidiary, Sunbelt Wood Components, Inc., the Company has become a wood products manufacturer for the manufactured housing industry in the southeastern and southwestern United States. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition of Service Supply."

                                  THE OFFERING

Common Stock offered by the Company...... 2,100,000 shares
Common Stock to be outstanding after the
 offering................................ 6,494,500 shares (1)
Use of proceeds.......................... To reduce indebtedness, including the Prior S Corporation Earnings
                                          Note to be issued in connection with
                                          the S Corporation Distribution. See
                                          "Prior S Corporation Status" and
                                          "Use of Proceeds."
Proposed Nasdaq National Market symbol... KVCO

--------

(1) Excludes an aggregate of 418,426 shares of Common Stock issuable upon exercise of stock options outstanding at August 1, 1996 at a weighted average exercise price of $10.58 per share under the Company's stock option plans and 214,194 shares reserved at that date for future issuance under the Company's 1995 Stock Option Plan. See "Management--Stock Option Plans."

                  FORWARD-LOOKING STATEMENTS AND RISK FACTORS

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Certain factors that might cause such differences include, but are not limited to, the "Risk Factors" described herein. The safe harbors contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, which apply to certain forward-looking statements, are not applicable to this offering.

                                ----------------

  The Company's principal executive offices are located at University Centre I, 1300 S. University Drive, Suite 200, Fort Worth, Texas 76107. The Company's telephone number is (817) 332-2758.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                    JUNE 30,
                          -------------------------------------------------- -------------------
                                                                   PRO FORMA
                           1991    1992    1993    1994   1995(1)   1995(2)   1995     1996(1)
                          ------- ------- ------- ------- -------- --------- ------- -----------
INCOME STATEMENT DATA:
Net sales...............  $47,782 $61,169 $80,257 $99,279 $182,519 $241,846  $56,301  $135,598
Gross profit............    8,350  10,550  13,170  15,654   26,642   33,997    8,652    20,351
Operating income........      636   2,293   3,902   4,829    8,413   11,039    2,281     8,108
Income before income
 taxes..................       98   1,959   3,560   5,348    7,076    8,938    2,121     7,050
Net income..............       98   1,959   3,560   5,297    7,031    8,893    2,101     7,025

SUPPLEMENTAL INCOME
 STATEMENT DATA(3):
Net income .............                                  $  4,316 $  5,452           $  4,300
Earnings per share (4)..                                  $   0.87 $   1.10           $   0.90
Weighted average shares
 outstanding (4)........                                     4,946    4,946              4,778
As adjusted earnings per
 share (5)..............                                           $   0.97           $   0.73

                                                                                JUNE 30, 1996
                                                                             -------------------
                                                                                     AS FURTHER
                                                                             ACTUAL  ADJUSTED(6)
                                                                             ------- -----------
BALANCE SHEET DATA:
Working capital.........                                                     $16,048  $ 16,048
Total assets............                                                      61,035    61,035
Total debt..............                                                      27,827     8,645
Stockholders' equity....                                                      10,576    29,758

--------
(1) The Company acquired Service Supply on June 30, 1995. The acquisition was accounted for as a purchase and, accordingly, the operating results of Service Supply have been included in the operating results of the Company since June 30, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition of Service Supply."
(2) Pro forma as if the acquisition of Service Supply had occurred on January 1, 1995.
(3) Prior to this offering, the Company had elected to be treated as an S corporation under the provisions of Subchapter S of the Internal Revenue Code. As an S corporation, the Company was not subject to federal and certain state income taxes. The supplemental data give effect to the income taxes that would have been recorded had the Company been taxed as a C corporation.
(4) Reflects the assumed issuance of 502,379 and 334,488 shares of Common Stock at the assumed initial public offering price of $12.00 per share, less underwriting discount, to generate sufficient funds to pay an S corporation distribution in an amount equal to undistributed earnings previously taxed at the shareholder level existing at December 31, 1995 and June 30, 1996, respectively. See "Prior S Corporation Status."

(5) As adjusted to give effect to the sale of the Common Stock offered hereby and the application of the estimated net proceeds therefrom at the beginning of the periods shown, including the elimination of interest expense as if debt of $17.3 million and $19.2 million had been repaid on January 1, 1995 and January 1, 1996, respectively. These amounts reflect the portion of such net proceeds that would have been available to repay debt after making an S corporation distribution in an amount equal to undistributed earnings previously taxed at the shareholder level existing at December 31, 1995 and June 30, 1996, respectively. See "Prior S Corporation Status."

(6) As adjusted to give effect to (i) an S corporation distribution in an amount equal to undistributed earnings previously taxed at the shareholder level existing at June 30, 1996 and (ii) the sale of the Common Stock offered hereby and the application of the estimated net proceeds therefrom. No adjustment has been made to give effect to the distribution to the Company's shareholders of an amount equal to any S corporation earnings for the period from July 1, 1996 through the date immediately preceding the date of the consummation of this offering, which will be taxed at the shareholder level. Such amount will be distributed as part of the S Corporation Distribution in the form of the Future S Corporation Earnings Note. See "Prior S Corporation Status."

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should consider the following factors in evaluating the Company and its business before purchasing any of the shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.

COMPETITION

  The wholesale distribution industry relating to producers of manufactured homes and RVs is highly competitive, and the barriers to entry are relatively low. Competition exists in terms of price, product quality and features, service, warranty terms and distribution facility location. The manufactured roof truss industry is also highly competitive. There are numerous companies, both public and private, that are in direct competition with the Company, and many of these competitors have been operating longer and have substantially greater financial and other resources than the Company. A downturn in the manufactured housing or RV industries could result in increased competition adversely affecting the Company's results of operations or financial condition. In addition, there are certain product manufacturers that sell and distribute their products directly to manufactured home and RV producers. There can be no assurance that additional manufacturers of products distributed by the Company will not elect to sell and distribute directly in the future. No assurance can be given that the Company will be able to compete effectively in the future. See "Business--Competition."

CYCLICAL NATURE AND SEASONALITY OF THE MANUFACTURED HOUSING AND RV MARKETS

  Approximately 88% of the Company's net sales for the six months ended June 30, 1996 were to producers of manufactured homes. The manufactured housing market historically has been cyclical and is influenced by many of the same national and regional economic and demographic factors that affect the broader housing market, including consumer confidence, interest rates, availability and terms of financing, regional population and employment trends, availability and cost of alternative housing and general economic conditions, including recessions. The RV market has also historically been cyclical and is also influenced by factors such as interest rates, availability and terms of financing and general economic conditions, as well as gasoline prices. The Company may be adversely affected by these factors. The Company's operating results for the past few years do not reflect the seasonality that historically has been seen in the manufactured housing and RV industries. See "Business --Industry."

GROWTH THROUGH ACQUISITIONS

  Part of the Company's business strategy is to grow through strategic acquisitions. There can be no assurance that Kevco will be able to identify attractive or willing acquisition candidates or that it will be able to successfully integrate the operations of any companies it acquires. In addition, there can be no assurance that such acquired companies would perform in accordance with management's expectations or that the Company would not encounter unanticipated problems or liabilities. Also, if Kevco does not have sufficient cash resources for any acquisition, its growth could be limited. There can be no assurance that Kevco will be able to obtain adequate financing for any acquisition or that, if available, such financing will be on terms acceptable to Kevco. The Company's credit facilities require the consent of the Company's lenders prior to the consummation of any acquisition. There can be no assurance such consents will be granted any time they are required or that Kevco will be able to successfully implement its acquisition strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Business Strategy."

DEPENDENCE ON KEY PERSONNEL

  The success of the Company is dependent upon the continued services of the Company's senior management, particularly its Chairman of the Board, President and Chief Executive Officer, Jerry E. Kimmel. The loss of the services of Mr. Kimmel could have a material adverse effect on the Company and its business. In addition, the Company's success and continued growth will depend upon its ability to attract and retain experienced, quality management personnel. See "Management."

DEPENDENCE ON PRINCIPAL CUSTOMERS

  The Company's largest customer, Fleetwood Enterprises, Inc., accounted for approximately 12% of Kevco's net sales in 1995. Two of the Company's large customers, Champion Enterprises, Inc. ("Champion") and Redman Industries, Inc. ("Redman"), accounted for approximately 8% and 7%, respectively, of Kevco's net sales in 1995. In August 1996, Champion and Redman announced that they had entered into a definitive merger agreement under which Champion would acquire Redman. As of October 8, 1996, these companies had not presented the merger to their respective shareholders for approval. Although the Company has ongoing supply relationships with these three customers, it does not have a formal supply contract with these customers or most of its other customers. The Company's business could be adversely affected if these customers, or other major customers, substantially reduced or discontinued purchases from the Company. Further, if such merger is consummated, the Company can give no assurance that its sales to the combined entity would continue at historical levels. See "Business--Sales and Marketing" and Note 1 to the Consolidated Financial Statements of the Company.

DEPENDENCE ON KEY SUPPLIERS

  There are numerous competing suppliers of most of the products that Kevco purchases; however, if a particular supplier were to unexpectedly discontinue sales of a product to the Company, the Company could experience temporary shortages in that product until it obtains a replacement supplier. Such a temporary shortage could have a negative impact on Kevco's relationships with its customers, which could in turn result in the loss of one or more customers. The loss of one or more major customers could have a material adverse effect on the Company and its business. See "Business--Purchasing and Suppliers."

FLUCTUATIONS IN PRICES OF LUMBER

  The Company has experienced significant fluctuations in the cost of lumber products from primary producers. A variety of factors over which the Company has no control, including environmental regulations, weather conditions and natural disasters, impact the market price of lumber products. The Company anticipates that these fluctuations will continue in the future. While the Company's purchase and resale practices seek to minimize the impact of fluctuations in lumber prices, sharp increases or decreases in lumber prices may have a material impact on the Company's inventory value and profitability.

CONTROL BY PRINCIPAL SHAREHOLDER

  Upon completion of this offering, Jerry E. Kimmel, the Chairman of the Board, President and Chief Executive Officer of the Company, will own approximately 57.9% of the outstanding Common Stock of the Company. As a result, Mr. Kimmel will be able to control the management and policies of the Company through the ability to determine the outcome of elections for the Company's Board of Directors and other matters requiring the vote or consent of shareholders of the Company. See "Principal Shareholders" and "Description of Capital Stock."

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Company's Bylaws provide for a classified Board of Directors and require that notice of shareholder director nominees be given to the Company not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Company (or not later than 10 days following the mailing of notices of a special meeting at which directors are to be elected), or, with respect to the first annual meeting of shareholders following this offering, on or before January 1, 1997. Also, Mr. Kimmel, the Chairman of the Board, President and Chief Executive Officer of the Company, has entered into a rolling five year employment agreement with the Company that can be terminated by the Company only for cause (as defined in such agreement). These matters may inhibit a change of control of the Company. In addition, the Company's Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder of the Company might consider to be in the best interest of the Company or its shareholders. See "Management" and "Description of Capital Stock--Certain Anti-Takeover Provisions."

REGULATION

  The Company's suppliers and customers are subject to a variety of federal, state and local laws and regulations. The National Manufactured Housing Construction and Safety Standards Act of 1974 and regulations promulgated thereunder by the U.S. Department of Housing and Urban Development ("HUD") impose comprehensive national construction standards for manufactured homes and preempt conflicting state and local regulations. HUD has adopted regulations that divide the United States into three "Wind Zones" and impose more stringent construction standards for homes to be sold in areas designated as Wind Zones II or III. These regulations have resulted in higher manufacturing and dealer costs. The Company cannot predict if additional regulations will be adopted or the effect that any such regulations would have on the Company. To the extent regulations make manufactured housing less competitive with other housing alternatives, the Company's operations could be negatively impacted. See "Business--Regulation."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of this offering, the Company will have outstanding 6,494,500 shares of Common Stock (6,809,500 if the Underwriters' over-allotment option is exercised in full), of which the 2,100,000 shares sold in this offering (2,415,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for those held by "affiliates" (as defined in the Securities Act) of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. In addition to the shares offered hereby, holders of 4,394,500 shares of Common Stock will be eligible to sell such shares pursuant to Rule 144 (subject to certain limitations) under the Securities Act upon consummation of this offering; however, the holders of substantially all of such shares are subject to a 180-day lockup agreement described below. As of August 1, 1996, options to purchase 418,426 shares of Common Stock were outstanding under the Company's stock option plans (all of which will become immediately exercisable upon consummation of this offering), and options for an additional 214,194 shares were available for grant under one of such plans. See "Management--Stock Option Plans." Shares of Common Stock issued upon exercise of options currently outstanding will generally be eligible for resale pursuant to Rule 701 under the Securities Act commencing 90 days after the date of this Prospectus. In addition, the Company may elect to file a registration statement covering the shares issuable upon exercise of stock options granted in the future under the Company's 1995 Stock Option Plan, in which case such shares of Common Stock generally will be freely tradeable by non-affiliates in the public market without restriction under the Securities Act. The Company, its executive officers and directors and certain other shareholders have agreed not to sell or otherwise dispose of shares of Common Stock for 180 days after the date of this Prospectus without the prior approval of the Underwriters (subject to certain limited exceptions including the Company's right to issue shares of Common Stock upon the exercise of stock options granted under its existing stock option plans). Following this offering, sales of substantial amounts of Common Stock in the public market, pursuant to Rule 144, Rule 701 or otherwise, and the potential of such sales, could adversely affect the prevailing market price of the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

DILUTION TO NEW INVESTORS

  Investors purchasing shares of Common Stock in this offering will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock. See "Dilution."

ABSENCE OF PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the shares of the Company's Common Stock. Although the Common Stock has been approved for inclusion on the Nasdaq National Market (subject to official notice of issuance), there can be no assurance that an active market for the Common Stock will develop or be sustained following this offering. The initial public offering price for the shares of Common Stock sold in this offering was determined through negotiations between the Company and the Underwriters and does not necessarily reflect the market price for the Common Stock following this offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the Common Stock. Market prices for the Common Stock following this offering will be influenced by a number of factors, including the

Company's operating results and other factors affecting the Company specifically and the industries to which the Company sells products and the stock market generally, as well as the depth and liquidity of the market for the Common Stock. The market price of the Common Stock could be subject to significant fluctuations, including in response to variations in financial results or announcements of material events by the Company or its customers or competitors. Regulatory changes, developments in the manufactured housing or RV industries or changes in general conditions in the economy or the financial markets could also adversely affect the market price of the Common Stock.

                          PRIOR S CORPORATION STATUS

  Prior to this offering, the Company had elected to be treated as an S corporation under the provisions of Subchapter S of the Internal Revenue Code. As an S corporation, the Company was not subject to federal and certain state income taxes. As a result, the Company's earnings have been (and, until the termination of the Company's S corporation status immediately prior to the consummation of this offering, will be) taxed directly to the Company's shareholders, rather than to the Company, for federal and certain state income tax purposes.

  The Company has historically made distributions to its shareholders in amounts equal to at least the shareholders' tax liabilities attributable to the Company's earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." As of June 30, 1996, the amount of the Company's previously taxed but undistributed S corporation earnings was approximately $3.7 million. The Company intends to make a distribution equal to this amount, which will be paid in the form of a promissory note (the "Prior S Corporation Earnings Note"). The Company also intends to distribute an amount equal to its earnings from July 1, 1996 through the day immediately preceding the consummation of this offering, which will also be paid in the form of a promissory note (the "Future S Corporation Earnings Note"). Both notes will bear interest at the applicable federal rate on the date of the notes. The Company estimates that the aggregate original principal amount of both notes will be between $7.0 and $10.0 million. The issuance of the Prior S Corporation Earnings Note and the Future S Corporation Earnings Note is referred to in this Prospectus as the "S Corporation Distribution." The Company intends to pay the Prior S Corporation Earnings Note with a portion of the net proceeds of this offering on the first business day following consummation of this offering and to pay the Future S Corporation Earnings Note with cash generated from the Company's earnings. It is expected that the Future S Corporation Earnings Note will be paid on or before December 31, 1996. It is expected that the S Corporation Distribution will be declared by the Board of Directors of the Company prior to consummation of this offering and be payable to shareholders of record on the declaration date. Purchasers of Common Stock in this offering will not be entitled to receive any portion of the S Corporation Distribution.

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the Common Stock offered hereby, based on an assumed initial public offering price of $12.00 per share and after deducting the underwriting discount and estimated offering expenses, are estimated to be $22.9 million ($26.5 million if the Underwriters' over-allotment option is exercised in full).

  In connection with the acquisition of Service Supply in June 1995, the Company entered into a $35.0 million credit facility with a bank. The credit facility consists of a revolving credit facility in the aggregate amount of $20.0 million and a term loan of $15.0 million. Approximately $19.2 million of the net proceeds of this offering will be used to reduce indebtedness under such credit facility. The Company intends to use this amount first to pay down the outstanding balance under the Company's revolving credit facility (approximately $11.3 million outstanding at June 30, 1996) and the balance to make a permanent reduction in the Company's term loan (approximately $14.5 million outstanding at June 30, 1996). The revolving credit facility currently bears interest at a blend of the bank's prime rate and LIBOR plus 1.75% (7.49% at June 30, 1996) and matures on June 30, 1998, subject to extension at the option of the lenders. The term loan currently bears interest at a blend of the bank's prime rate and LIBOR plus 1.75% (7.31% at June 30, 1996) and matures on June 30, 2001. As of June 30, 1996, the Company could borrow an aggregate of $20.0 million under the revolving credit facility, which is the maximum amount that can be borrowed thereunder. The unused portion of the revolving credit facility may be borrowed for general corporate purposes, including, subject to prior consent by the Company's lenders, acquisitions. The Company has no current commitments for any acquisitions, but will continue to seek suitable acquisition candidates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company will use approximately $3.7 million of the net proceeds to repay the Prior S Corporation Earnings Note. The Prior S Corporation Earnings Note will bear interest at the applicable federal rate and be payable on the first business day following consummation of this offering. See "Prior S Corporation Status."

                                DIVIDEND POLICY

  Except for the S Corporation Distribution and a previously declared $0.3 million distribution (representing the balance of distributions necessary to satisfy the existing shareholders' income tax liabilities attributable to the Company's earnings through June 30, 1996), none of which will be paid to purchasers of Common Stock in this offering, the Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future and intends to retain its earnings to support operations and finance expansion. Furthermore, the terms of the Company's bank credit facilities restrict the Company's ability to pay dividends. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, operations, capital requirements, financial condition and restrictions in financing arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 6 to the Consolidated Financial Statements of the Company.

                                   DILUTION

  The net tangible book value of the Company as of June 30, 1996, was $0.14 per share of Common Stock. Net tangible book value per share is determined by dividing the tangible net worth of the Company (tangible assets less total liabilities) by the number of outstanding shares of Common Stock. After giving effect to (i) the distribution of the Prior S Corporation Earnings Note and
(ii) the sale by the Company of the 2,100,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds," the net tangible book value of the Company as of June 30, 1996, would have been $3.05 per share. This represents an immediate increase in the net tangible book value of $3.05 per share to existing shareholders and an immediate dilution to new investors purchasing Common Stock in this offering of $8.95 per share. The following table illustrates the per share dilution to new investors purchasing Common Stock in this offering:

     Assumed initial public offering price per share (1)........        $12.00
     Net tangible book value per share as of June 30, 1996...... $0.14
     Decrease attributable to the Prior S Corporation Earnings
      Note......................................................  0.85
                                                                 -----
     Net tangible book value per share before this offering.....  (.71)
     Increase per share attributable to new investors...........  3.76
                                                                 -----
     Net tangible book value per share after this offering......          3.05
                                                                        ------
     Dilution per share to new investors........................        $ 8.95
                                                                        ======

--------
(1) Before deducting estimated underwriting discount and estimated expenses of the offering payable by the Company.

  The following table summarizes the differences between the existing shareholders and the new shareholders with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share (without giving effect to the underwriting discount and offering expenses):

                                                                       AVERAGE
                                                                        PRICE
                            SHARES PURCHASED    TOTAL CONSIDERATION   PER SHARE
                          -------------------- ---------------------- ---------
                           NUMBER   PERCENTAGE   AMOUNT    PERCENTAGE
                          --------- ---------- ----------- ----------
Existing shareholders.... 4,394,500    67.7%   $ 2,419,000     8.8%    $ 0.55
New shareholders......... 2,100,000    32.3     25,200,000    91.2     $12.00
                          ---------   -----    -----------   -----
    Total................ 6,494,500   100.0%   $27,619,000   100.0%
                          =========   =====    ===========   =====

--------

  All of the calculations above exclude shares of Common Stock issuable upon exercise of stock options under the Company's stock option plans. See "Management--Stock Option Plans."

                                CAPITALIZATION

  The following table sets forth the short-term debt and capitalization of the Company at June 30, 1996, (i) on an actual basis, (ii) as adjusted to give effect to the distribution of the Prior S Corporation Earnings Note and (iii) as further adjusted to reflect the sale of the 2,100,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

                                                       JUNE 30, 1996
                                             ----------------------------------
                                                                     AS FURTHER
                                             ACTUAL   AS ADJUSTED(1)  ADJUSTED
                                             -------  -------------- ----------
                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Short-term debt:
  Current portion of long-term debt......... $ 2,288     $ 2,288      $ 2,288
  Prior S Corporation Earnings Note.........     --        3,733          --
                                             -------     -------      -------
    Total short-term debt................... $ 2,288     $ 6,021      $ 2,288
                                             =======     =======      =======
Long-term debt:
  Long-term debt, net of current portion.... $25,539     $25,539      $ 6,357
Stockholders' equity:
  Common Stock, $.01 par value, 100,000,000
   shares authorized; 4,700,000 shares
   issued (including 305,500 shares held in
   treasury); 4,394,500 shares issued and
   outstanding as adjusted; 6,494,500 shares
   issued and outstanding as further
   adjusted(2)..............................      47          44           65
  Additional paid-in capital................   3,120       6,799       29,693
  Retained earnings(3)......................   8,157         --           --
  Treasury stock............................    (748)        --           --
                                             -------     -------      -------
    Total stockholders' equity..............  10,576       6,843       29,758
                                             -------     -------      -------
    Total capitalization.................... $36,115     $32,382      $36,115
                                             =======     =======      =======

--------

(1) Reflects the issuance of the $3.7 million Prior S Corporation Earnings Note, which represents the amount of undistributed earnings of the Company previously taxed at the shareholder level existing at June 30, 1996. See "Prior S Corporation Status." Additionally, the amounts have been adjusted for (i) the reclassification as additional paid-in capital of the portion of the Company's retained earnings that will not be distributed to shareholders through the S Corporation Distribution and (ii) the retirement of the Company's treasury stock.

(2) Excludes shares of Common Stock issuable upon exercise of stock options under the Company's stock option plans. See "Management--Stock Option Plans."

(3) No adjustment has been made to give effect to the distribution to the Company's shareholders of the Future S Corporation Earnings Note in the amount of any S corporation earnings of the Company for the period from July 1, 1996 through the date immediately preceding the date of the consummation of this offering, which will be taxed at the shareholder level. Such amount will be distributed as part of the S Corporation Distribution in the form of the Future S Corporation Earnings Note. See "Prior S Corporation Status."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data for the five years ended December 31, 1995 are derived from the Company's audited consolidated financial statements. The pro forma financial data presents the results of the Company as if the acquisition of Service Supply had occurred on January 1, 1995 and are derived from the unaudited pro forma consolidated statement of income included elsewhere herein. The financial data for the six months ended
June 30, 1995 and 1996 are derived from the Company's unaudited consolidated financial statements, which in the opinion of management reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of results for such periods. Results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the full year. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.


                                                                                   SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                         JUNE 30,
                          -------------------------------------------------------  -----------------
                                                                        PRO FORMA
                           1991     1992     1993     1994    1995(1)    1995(2)    1995    1996(1)
                          -------  -------  -------  -------  --------  ---------  -------  --------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...............  $47,782  $61,169  $80,257  $99,279  $182,519  $241,846   $56,301  $135,598
Cost of sales...........   39,432   50,619   67,087   83,625   155,877   207,849    47,649   115,247
                          -------  -------  -------  -------  --------  --------   -------  --------
Gross profit............    8,350   10,550   13,170   15,654    26,642    33,997     8,652    20,351
Commission income.......      993    1,234    1,274    1,066     2,610     3,993       512     2,700
                          -------  -------  -------  -------  --------  --------   -------  --------
                            9,343   11,784   14,444   16,720    29,252    37,990     9,164    23,051
Selling, general and
 administrative
 expenses...............    8,707    9,491   10,542   11,891    20,839    26,951     6,883    14,943
                          -------  -------  -------  -------  --------  --------   -------  --------
Operating income........      636    2,293    3,902    4,829     8,413    11,039     2,281     8,108
Other income............      --       --       --       800       --        --        --        --
Interest income.........      --       --        83      346       355       356       186       141
Interest expense........     (313)    (334)    (425)    (627)   (1,692)   (2,457)     (346)   (1,199)
                          -------  -------  -------  -------  --------  --------   -------  --------
Income before income
 taxes and accounting
 change.................      323    1,959    3,560    5,348     7,076     8,938     2,121     7,050
Accounting change.......      225      --       --       --        --        --        --        --
                          -------  -------  -------  -------  --------  --------   -------  --------
Income before income
 taxes..................       98    1,959    3,560    5,348     7,076     8,938     2,121     7,050
State income taxes......      --       --       --        51        45        45        20        25
                          -------  -------  -------  -------  --------  --------   -------  --------
Net income..............  $    98  $ 1,959  $ 3,560  $ 5,297  $  7,031  $  8,893   $ 2,101  $  7,025
                          =======  =======  =======  =======  ========  ========   =======  ========
SUPPLEMENTAL INCOME
 STATEMENT DATA (3):
Net income..............                                      $  4,316  $  5,452            $  4,300
Earnings per share (4)..                                      $   0.87  $   1.10            $   0.90
Weighted average shares
 outstanding (4)........                                         4,946     4,946               4,778
As adjusted earnings per
 share (5)..............                                                $   0.97            $   0.73

                                      DECEMBER 31,                 JUNE 30, 1996
                         -------------------------------------- -------------------
                                                                        AS FURTHER
                          1991   1992   1993(6)  1994   1995(1) ACTUAL  ADJUSTED(7)
                         ------ ------- ------- ------- ------- ------- -----------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......... $4,077 $ 4,531 $ 4,050 $ 4,496 $18,926 $16,048   $16,048
Total assets............  9,197  10,898  15,060  17,543  54,959  61,035    61,035
Total debt..............  1,868   1,815   5,547   6,385  31,263  27,827     8,645
Stockholders' equity....  4,483   5,060   3,545   5,570   8,846  10,576    29,758

-------
(1) The Company acquired Service Supply on June 30, 1995. The acquisition was accounted for as a purchase and, accordingly, the operating results of Service Supply have been included in the operating results of the Company since June 30, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition of Service Supply."
(2) Pro forma as if the acquisition of Service Supply had occurred on January 1, 1995.
(3) Prior to this offering, the Company had elected to be treated as an S corporation under the provisions of Subchapter S of the Internal Revenue Code. As an S corporation, the Company was not subject to federal and certain state income taxes. The supplemental data give effect to the income taxes that would have been recorded had the Company been taxed as a C corporation.
(4) Reflects the assumed issuance of 502,379 and 334,488 shares of Common Stock at the assumed initial public offering price of $12.00 per share, less underwriting discount, to generate sufficient funds to pay an S corporation distribution in an amount equal to undistributed earnings previously taxed at the shareholder level existing at December 31, 1995 and June 30, 1996, respectively. See "Prior S Corporation Status."

(5) As adjusted to give effect to the sale of the Common Stock offered hereby and the application of the estimated net proceeds therefrom at the beginning of the periods shown, including the elimination of interest expense as if debt of $17.3 million and $19.2 million had been repaid on January 1, 1995 and January 1, 1996, respectively. These amounts reflect the portion of such net proceeds that would have been available to repay debt after making an S corporation distribution in an amount equal to undistributed earnings previously taxed at the shareholder level existing at December 31, 1995 and June 30, 1996, respectively. See "Prior S Corporation Status."

(6) During October 1993, the Company became wholly owned by the current majority shareholder. This acquisition was accounted for as a purchase transaction and resulted in a partial change in basis.

(7) As adjusted to give effect to (i) an S corporation distribution in an amount equal to undistributed earnings previously taxed at the shareholder level existing at June 30, 1996 and (ii) the sale of the Common Stock offered hereby and the application of the estimated net proceeds therefrom. No adjustment has been made to give effect to the distribution to the Company's shareholders of an amount equal to any S corporation earnings for the period from July 1, 1996 through the date immediately preceding the date of the consummation of this offering, which will be taxed at the shareholder level. Such amount will be distributed as part of the S Corporation Distribution in the form of the Future S Corporation Earnings Note. See "Prior S Corporation Status."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  From 1991 through 1995, the Company experienced significant growth in sales and earnings. This growth was the result of internal expansion, including the opening of new distribution centers, as well as the acquisition of distribution and manufacturing facilities from Service Supply in June 1995. From 1991 to June 30, 1996, the Company opened seven new distribution centers. Through the acquisition of Service Supply, the Company acquired five distribution and three manufacturing facilities, bringing the number of its distribution and manufacturing facilities to 17 and three, respectively. The Company will seek to continue to grow through the acquisition and opening of distribution and manufacturing facilities and through the expansion of the product lines offered by the Company.

  The Company recognizes revenues from product sales at the time of shipment (or the time of product receipt, in the case of direct shipments from suppliers to customers). In some cases the Company sells on a commission basis. Commissions are recognized when earned and represent amounts earned in selling, warehousing and delivering products for certain manufacturers of building products with which the Company has distribution agreements. Commission arrangements do not require inventory investments or receivable financing, and therefore are significantly less expensive to the Company than traditional sales. To the extent the volume of items warehoused and shipped under commission arrangements increases faster or slower than the volume of items related to traditional sales, changes in net sales may not be representative of actual shipment volume increases or decreases.

ACQUISITION OF SERVICE SUPPLY

  In June 1995, the Company acquired Service Supply for a purchase price of approximately $17.7 million. The entire purchase price was paid in cash. The fair value of assets acquired was approximately $32.4 million and the amount of liabilities assumed was approximately $14.7 million. There was no material affiliation between Service Supply and Kevco prior to such acquisition. The acquisition of Service Supply enabled Kevco to achieve its primary strategic objective at that time of becoming a national distributor of building products to the manufactured housing and RV industries and significantly enhanced the Company's competitive position. Service Supply's operations are located primarily in the southeastern United States, the only region of the country not served by the Company at the time of the acquisition. The Company benefits from Service Supply's product mix, which is weighted toward plumbing products, but also includes a variety of other building products. In particular, through its acquisition of Service Supply's wood products subsidiary, the Company has become a wood products manufacturer for the manufactured housing industry in the southeastern and southwestern United States. The Company's wood products business is conducted through its subsidiary, Sunbelt Wood Components, Inc. ("Sunbelt").

  Since completing the Service Supply acquisition, the Company has primarily focused on integrating and enhancing the performance of the acquired operations and has achieved net sales growth of 17.3% from $115.6 million for the six months ended June 30, 1995 (on a combined basis as if the acquisition had occurred on January 1, 1995) to $135.6 million for the six months ended June 30, 1996. Gross profit, as a percent of sales, on such a combined basis, increased from 13.8% to 15.0% during the same time periods primarily as a result of purchasing opportunities available to the Company following the completion of the acquisition of Service Supply.

  The summary financial data for Service Supply for the four years ended December 31, 1994 are derived from Service Supply's audited consolidated financial statements. The financial data for Service Supply for the six months ended June 30, 1995 are derived from Service Supply's unaudited consolidated financial statements, which in the opinion of management reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of results for such period. Such summary financial data should be read in conjunction with the Consolidated Financial Statements of Service Supply Systems, Inc. and Subsidiary and the Notes thereto included elsewhere in this Prospectus.

                                      YEAR ENDED DECEMBER 31,       SIX MONTHS
                                  --------------------------------- ENDED JUNE
                                   1991     1992    1993     1994    30, 1995
                                  -------  ------- ------- -------- ----------
                                                (IN THOUSANDS)
SERVICE SUPPLY INCOME STATEMENT
 DATA:
  Net sales...................... $50,465  $59,804 $73,625 $100,910  $59,327
  Gross profit...................   7,173    8,311  10,391   12,881    7,355
  Operating income...............     119    1,246   2,265    2,935    2,834
  Income (loss) before income
   taxes.........................    (371)     893   1,978    2,386    2,428
  Net income (loss)..............    (252)     563   1,246    1,515    1,585

  Because of the Service Supply acquisition, the Company's historical results of operations and period-to-period comparisons of such results and certain financial data may not be meaningful or indicative of future results.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain Statements of Income data as a percentage of Kevco's net sales.

                                                                   SIX MONTHS
                                                 YEAR ENDED        ENDED JUNE
                                                DECEMBER 31,           30,
                                              -------------------  ------------
                                              1993   1994   1995   1995   1996
                                              -----  -----  -----  -----  -----
Net sales.................................... 100.0% 100.0% 100.0% 100.0% 100.0%
Cost of sales................................  83.6   84.2   85.4   84.6   85.0
                                              -----  -----  -----  -----  -----
Gross profit.................................  16.4   15.8   14.6   15.4   15.0
Commission income............................   1.6    1.1    1.4    0.9    2.0
                                              -----  -----  -----  -----  -----
                                               18.0   16.9   16.0   16.3   17.0
Selling, general and administrative..........  13.1   12.0   11.4   12.2   11.0
                                              -----  -----  -----  -----  -----
Operating income.............................   4.9    4.9    4.6    4.1    6.0
Other income.................................   0.0    0.8    0.0    0.0    0.0
Interest income..............................   0.1    0.3    0.2    0.3    0.1
Interest expense.............................  (0.5)  (0.6)  (0.9)  (0.6)  (0.9)
                                              -----  -----  -----  -----  -----
  Income before income taxes.................   4.5%   5.4%   3.9%   3.8%   5.2%
                                              =====  =====  =====  =====  =====

 Comparison of Six Months Ended June 30, 1996 and 1995

  Net sales increased by $79.3 million, or 140.9%, to $135.6 million for the first six months of 1996 from $56.3 million for the comparable 1995 period. The increase in net sales resulted primarily from the acquisition of Service Supply. However, net sales, on a combined basis as if the acquisition of Service Supply had occurred on January 1, 1995, also increased for the first six months of 1996 to $135.6 million from $115.6 million for the comparable 1995 period, an increase of 17.3%. This increase in net sales on such a combined basis primarily resulted from an increase in the volume and variety of products sold. Management believes the increase in the volume and variety of products sold was primarily the result of the establishment of national plumbing products accounts with several customers, sales of Kevco product lines to existing Service Supply customers (as well as sales of Service Supply products to existing Kevco customers) and improved customer demand. The increase in net sales compared favorably to the 9.6% increase in reported manufactured home shipments for the first six months of 1996 compared to the comparable 1995 period (approximately 182,000 homes reported shipped for the first six months of 1996 compared to approximately 166,000 homes reported shipped for the comparable 1995 period). Sales to the manufactured housing industry represented approximately 88% of the Company's net sales for the six months ended June 30, 1996.

  Gross profit increased by $11.7 million, or 134.5%, to $20.4 million for the first six months of 1996 from $8.7 million for the comparable 1995 period. The increase in gross profit resulted primarily from the acquisition of Service Supply. However, gross profit, on a combined basis as if the acquisition of Service Supply had occurred on January 1, 1995, also increased for the first six months of 1996 to $20.4 million from $16.0 million for the comparable 1995 period, an increase of 27.5%. This increase in gross profit on such a combined basis resulted primarily from an overall increase in net sales. Actual gross profit, as a percent of actual sales, decreased to 15.0% for the first six months of 1996 from 15.4% for the comparable 1995 period. This decrease was primarily the result of lower margins associated with Service Supply's sales. Gross profit, as a percent of sales, on a combined basis as if the acquisition of Service Supply had occurred on January 1, 1995, increased to 15.0% for the first six months of 1996 from 13.8% for the comparable 1995 periods, an increase which management believes was a result of the Company's ability to take advantage of purchasing opportunities following the acquisition of Service Supply.

  Commission income increased by $2.2 million, or 440.0%, to $2.7 million for the first six months of 1996 from $0.5 million for the comparable 1995 period. Although a portion of the increase was attributable to the acquisition of Service Supply, the most significant factor in the increase was that the Company entered into commission-based distribution arrangements with two manufacturers of component products.

  Selling, general and administrative expenses increased by $8.0 million, or 115.9%, to $14.9 million for the first six months of 1996 from $6.9 million for the comparable 1995 period. The increase was primarily attributable to the acquisition of Service Supply and, to a lesser extent, increased sales volume. Selling, general and administrative expenses, as a percent of sales, decreased to 11.0% for the first six months of 1996 from 12.2% for the comparable 1995 period. The decrease was primarily a result of reducing redundant overhead and warehousing costs associated with Service Supply and, generally, management's ability to increase sales without a proportionate increase in related operating expenses.

  Net income increased by $4.9 million, or 233.3%, to $7.0 million for the first six months of 1996 from $2.1 million for the comparable 1995 period. The increase was primarily attributable to the acquisition of Service Supply, along with the reduction in operating expenses as a percent of sales. Also, the increase was net of additional interest expense incurred of $0.5 million for the six months ended June 30, 1996 related to the term loan associated with the acquisition of Service Supply.

 Comparison of Years Ended December 31, 1995 and 1994

  Net sales increased by $83.2 million, or 83.8%, to $182.5 million in 1995 from $99.3 million in 1994. The increase in net sales was primarily attributable to the inclusion of six months of sales from the Service Supply facilities in 1995. However, net sales, on a combined basis as if the acquisition of Service Supply had occurred on January 1, 1994, also increased in 1995 to $241.8 million from $200.2 million in 1994, an increase of 20.8%. The increase in net sales on such a combined basis primarily resulted from an increase in the volume and variety of products sold. Management believes the increase in the volume and variety of products sold was primarily the result of successful negotiation of national plumbing commitments from customers, sales of Kevco product lines to existing Service Supply customers (as well as sales of Service Supply product lines to existing Kevco customers) and improved customer demand. The increase in net sales, on such a combined basis, was in excess of the 11.8% increase in reported manufactured home shipments in 1995 compared to 1994 (approximately 340,000 homes reported shipped in 1995 compared to approximately 304,000 homes reported shipped in 1994). Sales to the manufactured housing industry represented approximately 85% of the Company's net sales in 1995.

  Gross profit increased by $10.9 million, or 69.4%, to $26.6 million in 1995 from $15.7 million in 1994. This increase in gross profit was primarily attributable to the inclusion of six months of gross profit from the Service Supply facilities in 1995. Gross profit, on a combined basis as if the acquisition of Service Supply had occurred on January 1, 1994, increased in 1995 to $34.0 million from $28.5 million in 1994, an increase of 19.3%. This increase in gross profit on such a combined basis resulted primarily from an overall increase in the volume of net sales. Actual gross profit, as a percent of actual sales, decreased to 14.6% in 1995 from 15.8% in 1994. This decrease was primarily the result of lower margins associated with Service Supply's sales. Gross profit, as a percent of sales, on a combined basis as if the acquisition of Service Supply had occurred on January 1, 1994, decreased to 14.1% in 1995 from 14.3% in 1994, a decrease which management believes was primarily the result of competition from other suppliers attempting to increase their market shares.

  Commission income increased by $1.5 million, or 136.4%, to $2.6 million in 1995 from $1.1 million in 1994. A significant amount of the increase resulted from the inclusion of six months of commission income from the Service Supply facilities in 1995. An additional significant factor in this increase was the increase in sales volume for which the Company is compensated on a commission basis.

  Selling, general and administrative expenses increased by $8.9 million, or 74.8%, to $20.8 million in 1995 from $11.9 million in 1994. The increase was primarily related to the inclusion of six months of selling, general and administrative expenses from the Service Supply facilities in 1995 and, to a lesser extent, the increased expenses related to the overall net sales increase. Selling, general and administrative expenses, as a percent of sales, decreased to 11.4% in 1995 from 12.0% in 1994, reflecting the reduction of redundant overhead and warehousing costs associated with Service Supply and, generally, the Company's ability to increase sales without a proportionate increase in related operating expenses.

  Net income increased by $1.7 million, or 32.1%, to $7.0 million in 1995 from $5.3 million in 1994. Excluding insurance proceeds of $0.8 million recognized as income in 1994 related to a former officer's disability, the increase in net income from 1994 to 1995 would have been 55.6%. The increase was primarily a result of the inclusion of six months of gross profit from the Service Supply facilities in 1995, and the remainder of the increase was attributable to the increase in net sales without a proportionate increase in operating expenses. Also, the increase in net income was net of additional interest expense incurred of $0.6 million in 1995 related to the term loan associated with the acquisition of Service Supply.

 Comparison of Years Ended December 31, 1994 and 1993

  Net sales increased by $19.0 million, or 23.7%, to $99.3 million in 1994 from $80.3 million in 1993. The increase in net sales was primarily attributable to an increase in the volume and variety of products sold, which management believes resulted primarily from effective marketing and improved customer demand. The increase in net sales of 23.7% was in excess of the 19.7% increase in reported manufactured home shipments in 1994 compared to 1993 (approximately 304,000 homes reported shipped in 1994 compared to approximately 254,000 homes reported shipped in 1993). Sales to the manufactured housing industry represented approximately 73% of the Company's net sales in 1994.

  Gross profit increased by $2.5 million, or 18.9%, to $15.7 million in 1994 from $13.2 million in 1994. The increase in gross profit was primarily attributable to the increased sales volume. Gross profit, as a percent of sales, decreased to 15.8% in 1994 from 16.4% in 1993. Management believes the decrease in gross profit, as a percent of sales, was primarily the result of competition from other suppliers attempting to increase their market shares.

  Commission income decreased by $0.2 million, or 15.4%, to $1.1 million in 1994 from $1.3 million in 1993. The decrease in commission income was primarily a result of the loss of commissions in 1994 related to one supplier.

  Selling, general and administrative expenses increased by $1.4 million, or 13.3%, to $11.9 million in 1994 from $10.5 million in 1993. The increase was primarily attributable to increased sales volume. Selling, general and administrative expenses, as a percent of sales, decreased to 12.0% in 1994 from 13.1% in 1993. The decrease was primarily a result of the Company's ability to increase sales without a proportionate increase in related operating expenses.

  Net income increased by $1.7 million, or 47.2%, to $5.3 million in 1994 from $3.6 million in 1993. Excluding insurance proceeds of $0.8 million recognized as income in 1994 related to a former officer's disability, the increase in net income from 1993 to 1994 would have been 25.0%. The increase was primarily attributable to the increase in net sales without a proportionate increase in operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company's growth has been financed through cash flow from operations, borrowings under its bank credit facilities and the expansion of trade credit. Net cash provided by operating activities was $8.4 million for the six months ended June 30, 1996, and increased to $8.4 million in 1995 from $3.1 million in 1994. The Company's capital expenditures were $0.9 million for the six months ended June 30, 1996 and $2.8 million and $0.4 million in 1995 and 1994, respectively. The Company anticipates that it will spend $0.1 million on the implementation of a new management information system in 1996. None of the capital expenditures incurred in 1995 were attributable to the new management information system. The Company is obligated to make payments on various capital leases in varying amounts, maturing through 2007. Additionally, the Company is obligated to make payments under noncompete and consulting agreements, related to the Service Supply acquisition on June 30, 1995, in varying amounts, maturing through 1999. See Notes 4 and 6 to the Company's Consolidated Financial Statements.

  In connection with the Service Supply acquisition at June 30, 1995, the Company arranged for a term loan and a revolving credit facility with a bank in the aggregate amount of $35.0 million; the term loan comprising $15.0 million. The purchase price of Service Supply was $17.7 million, of which $15.0 million was paid with proceeds from such term loan and the remaining $2.7 million was paid with a combination of cash on hand and proceeds from the revolving credit facility. The fair value of assets acquired was $32.4 million and liabilities assumed were $14.7 million. Of the $14.7 million of liabilities assumed, $8.1 million was paid with funds borrowed under the Company's revolving credit facility. At June 30, 1996, the outstanding principal balance under the term loan was $14.5 million and the outstanding principal balance under the revolving credit facility was $11.3 million. A portion of the net proceeds of this offering will be used to repay a significant amount of the outstanding bank indebtedness. Borrowings under the term loan require monthly, bi-monthly or quarterly interest payments (depending on whether interest accrues based on the prime rate or LIBOR) and quarterly principal payments of $0.6 million commencing on October 1, 1996 until maturity at June 30, 2001. Interest is currently paid on the term loan at a blend of the bank's prime rate and LIBOR based on pricing options selected by the Company plus a margin based on operating statistics of the Company (7.31% at June 30, 1996). Borrowings under the revolving credit facility are due June 30, 1998 (subject to the option of the lenders to grant one or more twelve month extensions at Kevco's request), and require monthly, bi-monthly or quarterly interest payments currently based on a blend of the bank's prime rate and LIBOR based on pricing options selected by the Company plus a margin determined by operating statistics of the Company (7.49% at June 30, 1996). The borrower under the term loan and revolving credit facility is one of the Company's operating subsidiaries, and the obligations thereunder are guaranteed by the Company. The term loan and revolving credit facility are secured by substantially all of the assets of the Company's subsidiaries as well as the capital stock of such subsidiaries. The related credit agreement contains certain restrictions and conditions that include cash flow and various financial ratio requirements, and limitations on incurrence on debt or liens, acquisitions of property and equipment, distributions to shareholders and certain events constituting a Change of Control (as defined in such agreement).

  Effective October 26, 1993, the Company repurchased 305,500 shares of Common Stock from one of its then 50% shareholders for a purchase price of $747,500. On the same date, Mr. Jerry E. Kimmel, who owned the remaining 50% of the Common Stock then outstanding, purchased the remainder of such other shareholder's 2,044,500 shares of Common Stock with $5.0 million in cash borrowed from the Company. The balance of this note receivable of approximately $3.1 million was eliminated in a non-cash transaction effective June 30, 1996. As a result of these stock purchase transactions, the Company became wholly owned by Mr. Kimmel at the time of the transactions, resulting in a partial change in basis. Accordingly, the previously issued financial statements of the Company have been restated to apply push down accounting as required by Staff Accounting Bulletin Topic 5-J. The acquisition cost in excess of the fair value of the net assets acquired has been accounted for as goodwill and is being amortized over an estimated useful life of 40 years. The results of operations of the Company would not have been significantly different had these transactions occurred as of January 1, 1993. See "Management--Compensation Committee Interlocks and Insider Participation-- Certain Business Relationships."

  Since its election to be treated as an S corporation, the Company has made distributions to its shareholders, including amounts equal to at least their federal and state income tax liabilities attributable to the Company's earnings. Distributions have generally been made on a quarterly basis as needed to satisfy such tax liabilities. The Company made aggregate cash distributions to its shareholders of approximately $4.0 million and $4.7 million in 1994 and 1995, respectively. The Company has made or declared aggregate cash distributions to its shareholders of approximately $5.8 million with respect to the six months ended June 30, 1996. See "Management-- Compensation Committee Interlocks and Insider Participation--Prior S Corporation Status and Distributions to Shareholders."

  Immediately prior to the consummation of this offering, the Company will declare and make the S Corporation Distribution, consisting of the Prior S Corporation Earnings Note in the principal amount of approximately $3.7 million and the Future S Corporation Earnings Note. See "Prior S Corporation Status."

  The Company intends to increase the number of its manufacturing, and to a lesser extent, distribution facilities, primarily through acquisitions. Management believes there are currently a number of acquisition opportunities in the manufactured housing and RV industries, and from time to time additional opportunities will arise. Possible acquisitions will vary in size and the Company will consider larger acquisitions that could be material to the Company. In order to finance any such possible acquisitions, the Company may use cash flow from operations, may attempt to borrow additional amounts under its credit arrangements, may seek to obtain additional debt or equity financing or may use its equity securities as consideration. The availability and attractiveness of any outside sources of financing will depend on a number of factors, some of which will relate to the financial condition and performance of the Company, and some of which will be beyond the Company's control, such as prevailing interest rates and general economic conditions. The Company's existing credit facilities require the Company to obtain the prior consent of the lenders for any acquisition. There can be no assurance that the Company will be able to acquire any manufacturing or distribution facilities, or that any such facilities acquired will be or become profitable.

  Management believes the net proceeds from this offering, together with cash flow from operations and additional borrowings under its revolving credit facility, will be adequate to fund the operations and expansion plans of the Company during the remainder of 1996 and 1997. However, in order to provide any additional funds necessary for the continued pursuit of the Company's growth strategies, the Company may incur, from time to time, additional short- and long-term bank indebtedness and may issue, in public or private transactions, its equity and debt securities, the availability and terms of which will depend upon market and other conditions. There can be no assurance that such additional financing will be available or, if available, will be on terms acceptable to the Company.

ASSET MANAGEMENT

  The Company actively manages its assets and liabilities. All corporate and profit center managers participate in an incentive-based compensation plan that measures the individual's effectiveness in net asset control and return on net assets employed. Managers are rewarded for receivables collection, inventory control and profits in relation to these and other net assets employed.

  For the six months ended June 30, 1996, days sales in average receivables was approximately 21 days, days sales in average inventory was approximately 33 days and days sales in average payables was approximately 21 days.

INFLATION

  Generally, inflation and changing prices have had a minimal impact on Kevco's operating results, as increases in the sales prices of products have closely followed increases in materials costs.

QUARTERLY RESULTS

  The following table represents certain unaudited financial information for the quarters indicated.

                                1ST QUARTER 2ND QUARTER 3RD QUARTER 4TH QUARTER
                                ----------- ----------- ----------- -----------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
SIX MONTHS ENDED JUNE 30,
 1996(1):
  Net sales....................   $64,234     $71,364
  Operating income.............     3,569       4,539
  Income before income taxes...     3,022       4,028
  Supplemental net income(2)...     1,843       2,457
  Supplemental earnings per
   share(2)(3).................      0.39        0.51
YEAR ENDED DECEMBER 31,
 1995(1):
  Net sales....................   $27,567     $28,734     $62,714     $63,504
  Operating income.............     1,210       1,069       2,838       3,296
  Income before income taxes...     1,163         956       2,185       2,772
  Supplemental net income(2)...       709         583       1,333       1,691
  Supplemental earnings per
   share(2)(3).................      0.14        0.12        0.27        0.34
YEAR ENDED DECEMBER 31, 1994:
  Net sales....................   $22,311     $24,837     $26,399     $25,732
  Operating income.............     1,262       1,202       1,493         872
  Income before income taxes...     1,194       1,135       2,221         798

--------
(1) The Company acquired Service Supply on June 30, 1995. The acquisition was accounted for as a purchase and, accordingly, the operating results of Service Supply have been included in the operating results of the Company since June 30, 1995. See "--Acquisition of Service Supply".

(2) Prior to this offering, the Company had elected to be treated as an S corporation under the provisions of Subchapter S of the Internal Revenue Code. As an S corporation, the Company was not subject to federal and certain state income taxes. The supplemental data give effect to the income taxes that would have been recorded had the Company been taxed as a C corporation.

(3) Reflects the assumed issuance of 502,379 and 334,488 shares of Common Stock at the assumed initial public offering price of $12.00 per share, less underwriting discount, to generate sufficient funds to pay an S corporation distribution in an amount equal to undistributed earnings previously taxed at the shareholder level existing at December 31, 1995 and June 30, 1996, respectively. See "Prior S Corporation Status."

                                   BUSINESS

GENERAL

  Kevco is a leading wholesale distributor of building products to the manufactured housing and recreational vehicle (RV) industries. Through its 17 distribution centers, the Company distributes more than 10,000 different inventory items to approximately 278 manufactured home and 148 RV manufacturing facilities throughout the United States. Kevco is one of only a few companies capable of providing national distribution of building products to the manufactured housing and RV industries. In addition, the Company also manufactures wood products for the manufactured housing industry in the southeastern and southwestern United States. From 1991 to 1995, the Company's net sales increased from $47.8 million to $182.5 million, a compound annual growth rate of approximately 40%. Since its founding in 1964, the Company's growth has been fueled by internal growth and acquisitions.

  The Company believes that it provides a cost-effective form of distribution that offers value to both the Company's suppliers and producers of manufactured homes and RVs. Kevco believes that it provides significant benefits to its suppliers by placing large orders at regular intervals, thereby enabling its suppliers to achieve efficient and cost-effective production planning and economies of scale. In addition, Kevco markets and sells its suppliers' products directly to the manufactured housing and RV industries. As a result, the Company believes it reduces its suppliers' inventory carrying, marketing and distribution costs. The Company also provides significant benefits to its customers as a result of its ability to respond on a same day shipment basis to a majority of its customers' orders, thus reducing the amount of inventory they must maintain. Furthermore, Kevco assists its customers in inventory management, product support, training and implementing cost saving measures, all of which are services that the Company believes most building products manufacturers cannot provide in a cost-effective manner. The Company believes that the specialized product knowledge and high level of service provided by Kevco personnel result in strong relationships between Kevco and its suppliers and customers.

  The Company primarily distributes a full line of plumbing fixtures and supplies as well as a variety of other building products, including insulation, roof shingles, patio doors, aluminum and wood windows, vinyl siding, fireplaces and electrical products. The Company distributes products of several nationally recognized manufacturers, including Eljer, Crane Plumbing, Coastal(R) and Nibco(R) plumbing products, State Industries water heaters, Owens-Corning Fiberglas(R) insulation and shingles, Delta(R), Moen(R) and Phoenix(R) faucets, CertainTeed(R) vinyl siding and Capri bath products. The Company's wood products subsidiary manufactures roof trusses and lumber cut to customer specifications. For the six months ended June 30, 1996, approximately 54% of the Company's net sales were derived from plumbing products, 20% from wood products and 26% from other building products.

  Jerry E. Kimmel, the Company's Chairman of the Board, President and Chief Executive Officer, has over 35 years of experience in the industry. The other members of Kevco's senior management have an average of more than 10 years of experience in the industry.

INDUSTRY

  For the six months ended June 30, 1996, approximately 88% of the Company's net sales were to producers of manufactured homes. A manufactured home is a complete single-family residence that is built in a factory and transported to a site. Manufactured homes offer most of the amenities of, and are generally built with the same materials as, site-built homes.

  Manufactured housing has historically served as one of the most affordable alternatives for the home buyer. According to the U.S. Department of Commerce, in 1995 the average cost per square foot was $23.95 for a single-section manufactured home and $28.96 for a multi-section manufactured home, as compared to an average cost of $60.55 per square foot for a site-built home, each excluding land costs. In 1995, reported sales of new manufactured homes totaled approximately $12.3 billion (at retail). Approximately 340,000 manufactured homes were reported as shipped in 1995 (which would represent approximately 33.7% of all new single family homes sold in 1995). Reported shipments of new manufactured homes experienced compound annual growth of approximately 18.8% for the four years ended December 31, 1995.

  The Company believes steady employment growth, reduced inventories of repossessed homes, greater availability of retail financing for the home buyer and enhanced quality of manufactured homes have contributed to improved industry conditions. Although the manufactured housing industry has experienced significant growth over the past four years, the industry is cyclical and is affected by many of the same factors that influence the housing industry generally, including inflation, interest rates, availability of financing, regional economic and demographic conditions and consumer confidence levels, as well as the affordability and availability of alternative housing, such as apartments, condominiums and conventional, site-built homes.

  The ten highest volume producers of manufactured homes in 1995 reportedly accounted for approximately 66.4% of total manufactured home shipments in that year. Management believes that only a few distributors are capable of distributing a broad line of building products to meet the needs of these manufacturers on a national basis.

  For the six months ended June 30, 1996, approximately 10% of the Company's net sales were to producers of RVs. RVs are motorized and non-motorized vehicles that provide comfortable, self-contained living facilities for short periods of time, but are not generally designed for permanent living. RV shipments to retailers reportedly totaled approximately $12.1 billion (at retail) in 1995. Although reported RV shipments declined approximately 8.4% in 1995, the RV industry has experienced compound annual growth in reported shipments of approximately 12.8% since 1991. Historically, demand for RVs has been influenced by a number of factors, including the availability and terms of financing to dealers and retail purchasers, the abundance of motor vehicle fuels and fuel prices, as well as general economic conditions.

BUSINESS STRATEGY

  Kevco's primary objective is to become the leading national distributor of building products to the manufactured housing and RV industries. The Company intends to continue to pursue this objective through a combination of internal growth and selective acquisitions. To achieve its objective, the Company has adopted a strategy based on the following key elements:

  Provide Superior Customer Service. The Company believes its success is primarily attributable to its emphasis on customer service and that providing a high level of customer service leads to long-term relationships with customers. The Company's operating philosophy is based on a commitment to Total Quality Management, which emphasizes at every level an awareness of, and accountability for, customer needs and effective communication both internally and externally. Consistent with this commitment, the Company strives to achieve maximum responsiveness to customer orders and to assist its customers in controlling costs, improving their materials resource planning and facilitating their just-in-time inventory procurement needs. The Company's sales representatives, who have an average of approximately nine years of experience with the Company, play an important role in training customers in the proper installation of products and assisting in their inventory management.

  Leverage National Distribution Network. Kevco will continue to use its national distribution network as a platform for growth and profitability. The Company believes that its national distribution network has allowed it to develop close relationships with leading product manufacturers and to become the exclusive supplier of certain product lines to the manufactured housing and RV industries. The following manufacturers have represented to the Company that the Company is the exclusive supplier of certain products to the manufactured housing industry on a nationwide basis, including the indicated products: (i) State Industries water heaters (except in the state of Wisconsin), (ii) Phoenix Products, Inc. faucets and (iii) Elkay Manufacturing Company stainless steel sinks. In addition, the Company believes that its national presence provides it with a significant competitive advantage due to its ability to service effectively the building products needs of its customers' manufacturing facilities, several of which are located in remote, rural areas. This capability has led to several national customer accounts.

As one of the leading national distributors of building products in the United States to the manufactured housing and RV industries, the Company has substantial purchasing power and is able to realize economies of scale.

  Increase Customer Penetration and Product Offerings. Kevco currently supplies approximately 92% of all manufactured housing plants in the United States with one or more product lines. This established customer base provides the Company with a significant opportunity to supply a greater portion of its customers' building products needs as the customers seek to reduce the number of their suppliers. The Company also intends to add new product lines through internal growth and acquisitions. With its existing national distribution infrastructure, the Company believes that additional product lines can be offered to customers without significant additional cost.

  Geographically Expand Wood Products Business. The Company intends to expand its wood products business primarily by increasing the number of its wood products manufacturing facilities. The Company currently manufactures wood products, primarily roof trusses, in three locations in the southeastern and southwestern United States. This segment of the wood products industry is highly fragmented, and the Company believes there are significant opportunities to grow this business internally and through acquisitions.

  Pursue Vertical Integration Opportunities. The Company intends to selectively explore the acquisition of manufacturers of building products. By manufacturing its own products, the Company will seek to achieve greater profitability from its sales, while obtaining direct control over product availability and quality.

SUPPLIER/CUSTOMER RELATIONSHIPS

  Kevco acts with its suppliers and customers to provide value-added services in the distribution of manufactured home and RV building products by managing inventories, providing product support and training, introducing cost saving measures and providing a marketing and distribution network with warehousing capabilities. The Company believes that the specialized product knowledge and high level of service provided by Kevco personnel results in strong ties between Kevco and its customers and suppliers.

  Inventory Management. Kevco's customers generally attempt to minimize inventories and to maximize the use of their facilities for the assembly of manufactured homes and RVs. For this reason, Kevco actively manages customers' inventories of products supplied by Kevco. Kevco sales representatives generally visit customers' plants weekly to count inventories, review production schedules, prepare purchase orders and schedule deliveries in order to achieve the Company's goal of being a just-in-time supplier. In addition, because of their detailed awareness of existing building codes for manufactured homes and RVs, Kevco's sales representatives are able to assist customers in planning for, and maintaining product inventories in accordance with, building code changes.

  Product Support and Training. At their weekly visits, sales representatives also take the opportunity to resolve product problems and train customer employees in the proper installation of products. Kevco has found that its willingness and availability to solve product problems has resulted in its customers first turning to Company representatives, rather than Kevco's suppliers, when they have problems with or questions about products. This benefits both Kevco's customers and suppliers in that Kevco provides customer support that the supplier might otherwise have to provide in order to achieve the same level of customer satisfaction, and Kevco's customers receive support from individuals with expertise in serving the manufactured housing and RV industries. Kevco has also found that its customers benefit from the training given by sales representatives in the proper installation of products, since Kevco's sales representatives generally have significant expertise in the installation and service of the products they sell. Sales representatives also take the opportunity during their weekly visits to promote other Kevco products, thus educating customers as to additional products the customers can purchase from Kevco and receive similar product support.

  Cost Saving Measures. Kevco's sales force also works with the Company's customers and suppliers in suggesting and implementing cost saving measures. Kevco actively works to find ways for producers of manufactured homes or RVs to reduce the number of stock-keeping units ("SKUs") they use in production in order to further reduce their inventories. In its wood products operations, Kevco also builds steel forms to its customers' specifications to ensure the dimensional tolerances of the roof trusses it manufactures, as strict adherence to design specifications translates into reduced manufacturing costs for Kevco's customers.

  Marketing/Distribution Network. Kevco believes that its suppliers also benefit by utilizing Kevco's extensive marketing and distribution network. The Company also believes that it is generally not cost effective for its suppliers to provide the same level of service and delivery responsiveness as Kevco to producers of manufactured homes and RVs.

TOTAL QUALITY MANAGEMENT

  Kevco is committed to maintaining Total Quality Management throughout its operations. The key elements of this operating philosophy are (i) to increase customer satisfaction by seeking to meet or exceed all customer requirements and ensuring that all associates are "customer focused," which the Company believes results in Kevco becoming the supplier of choice, (ii) to create the mindset and awareness within all of its associates that each is responsible and accountable for the results of Kevco's operations and (iii) to work with Kevco's suppliers and customers to create an environment where all are working together to improve the value of the product supplied to the manufactured home or RV consumer. The Company's executive office and profit centers hold weekly Total Quality Management meetings attended by all employees. The meetings focus on training and on reaffirming Kevco's mission, quality and value statements in order to achieve the goal of being the distributor, customer and employer of choice. An integral part of the entire quality process is creating a culture where communication can flourish among all internal and external parties, including associates, customers and suppliers.

PRODUCTS

  Kevco distributes more than 10,000 SKUs manufactured by more than 490 companies. The following is brief description of the products the Company distributes:

  Plumbing Products. Kevco distributes a wide variety of plumbing fixtures and supplies including tubs, toilets, faucets, ABS pipe, connectors and fittings. Kevco supplies substantially everything necessary to carry water into and out of a manufactured home or RV. Principal brands of plumbing products include Eljer, Crane Plumbing, Coastal(R) and Nibco(R) plumbing products, Delta(R), Moen(R) and Phoenix(R) faucets and Capri bath products.

  Wood Products. At its three manufacturing facilities, Kevco manufactures roof trusses and lumber cut to customer specifications for use in manufactured homes. Roof trusses are rectangular or triangular structures that form the principal roof support for a manufactured home. Kevco also distributes plywood and mill direct lumber.

  Other Building Products. Kevco distributes other building products, including insulation, roof shingles, patio doors, aluminum and wood windows, vinyl siding, fireplaces, kitchen cabinetry, aluminum siding, water heaters (under an exclusive arrangement with State Industries) and electrical products (including load-centers, circuit breakers and copper wire). Principal brands of building products include Owens-Corning Fiberglas(R) insulation and shingles, CertainTeed(R) vinyl siding, Alcoa vinyl and aluminum siding, and Merillat kitchen cabinets.

SALES AND MARKETING

  Kevco's marketing programs center on fostering strong customer relationships and providing superior customer service. Kevco believes its competitive advantage lies in its breadth of product offerings and the knowledge and expertise of its sales representatives, and its just-in-time delivery capabilities, regular calling program, dedication to Total Quality Management and competitive pricing.

  As of June 30, 1996, Kevco marketed its products through 66 direct sales representatives consisting of 56 Kevco sales representatives and 10 Sunbelt sales representatives. Because of the specific nature of the wood products business, these sales forces generally work independently. Each sales representative works within an assigned sales territory associated with one of the Company's 17 distribution centers or three manufacturing facilities and is actively supported by a manager at such distribution center or facility. To certain producers of manufactured homes and RVs, Kevco is the sole provider of certain core product lines on a national basis. National accounts are supported by a profit center manager and by the Company's management. Each potential customer within a distribution center's geographic reach is regularly contacted by a sales representative, usually at the purchasing manager level.

  Sales representatives, consisting of salespersons and sales managers, are all Kevco employees and are generally compensated on a salary and incentive based compensation arrangement. The incentive portion of the salespersons's compensation is based on a percentage of the profits of the sales region "profit center" in which that salesperson operates. The incentive portion of the sales manager's compensation is determined by a variety of factors, which include the profit center's sales and return on assets and investments as well as a discretionary element.

  Kevco maintains active customer relationships with approximately 278 manufactured home production plants and approximately 148 RV production plants in the 33 states that have manufactured home or RV production plants. The Company's largest customer, Fleetwood Enterprises, Inc., accounted for approximately 12% of Kevco's net sales in 1995. Two of the Company's large customers, Champion and Redman, accounted for approximately 8% and 7%, respectively, of Kevco's net sales in 1995. In August 1996, Champion and Redman announced that they had entered into a definitive merger agreement under which Champion would acquire Redman. As of October 8, 1996, these companies had not presented the merger to their respective shareholders for approval. Although the Company has ongoing supply relationships with these three customers, it does not have a formal supply contract with these customers or most of its other customers. The Company's business could be adversely affected if these customers, or other major customers, substantially reduced or discontinued purchases from the Company. Further, if such merger is consummated, the Company can give no assurance that its sales to the combined entity would continue at historical levels. The Company believes that it has good relationships with each of its manufactured home and RV customers.

DISTRIBUTION

  Kevco distributes products through 17 distribution centers. Currently, 16 of the Company's distribution centers distribute primarily plumbing products and, to varying extents, other building products. One distribution center, the Company's IDC Limited division in Elkhart, Indiana, distributes only non-plumbing building products. Kevco intends to use the supplier relationships and product knowledge developed by its IDC Limited division to broaden the product lines carried by its other distribution centers. The Company's facilities are strategically located near its customers' manufacturing plants in order to provide prompt delivery and responsive customer service. In most cases, the Company's desired service area is within a 250-mile radius of each distribution center. The Company generally uses a decentralized management structure that emphasizes individual distribution center profit-and-loss responsibility. A distribution center is typically comprised of warehouse and receiving space, secure outdoor holding space and office space. Local sales efforts are coordinated and supported at the distribution centers. The remaining distribution center activities relate to receiving, storing and delivering products.

  All distribution centers are equipped with real-time management information systems that allow the distribution centers to control and monitor inventory levels, perform invoicing and order entry, and establish delivery schedules and routes. Corporate management also uses the Company's information system to monitor sales, inventory and profitability by distribution center. By utilizing its computerized inventory management system, the Company is able to accurately predict inventory turns and minimize inventory levels. Each morning, management is supplied with detailed accounts receivable aging and inventory status reports from each distribution center. The Company is currently implementing an improved management information system with a particular focus on inventory management, which will allow managers to create customized, Windows-based reports and to obtain faster access to detailed inventory data. The Company anticipates that the upgrade will be completed within the next two years.

  Inventories are kept on the perpetual method, with daily physical counts of at least five items in each warehouse. A complete physical inventory count is performed twice a year. For book and tax purposes, the Company records purchased inventories under the LIFO method.

  In most cases, the Company warehouses products before distributing them to customers. Kevco delivers the products it sells either by Company truck or common carrier. Delivery is a key component of Kevco's dedication to customer service and is a competitive requirement. In some instances, suppliers will "drop ship" products directly to Kevco's customers, with Kevco retaining responsibility for selling, billing and collection. Also, under certain arrangements, the Company receives fees for warehousing, delivering, selling or other services without taking title to the products. Kevco records such fees as commission income.

PURCHASING AND SUPPLIERS

  Kevco obtains its products from more than 490 different manufacturers. As a distributor, Kevco plays a valued role in linking product manufacturers with customers and provides the level of customer service and just-in-time delivery its customers require. Kevco's position in the marketplace and financial condition have enabled it to take advantage of volume discounts, product promotions and other buying opportunities from suppliers, which allow the Company to market a wide variety of products to its customers at attractive prices.

  The Company generally sells products from manufacturers on a non-exclusive basis without geographical restrictions. In certain limited instances, a supplier will grant Kevco the exclusive right to market its products in the manufactured housing or RV industries. Management believes that its national distribution capability will allow the Company to increase the number of products it distributes on a national and/or exclusive basis.

  The Company generally negotiates the price and other purchase terms with its vendors on a company-wide or regional basis. Payment, discount and volume purchase programs are negotiated directly by the Company with its major suppliers, with a significant portion of the Company's purchases made from suppliers offering these programs. Distribution center managers are responsible for inventory selection and ordering on terms negotiated centrally, so that the Company remains responsive to local market demand. Distribution center managers are also responsible for inventory management.

  Kevco continuously seeks to expand the variety of products it sells. While the loss of a major supplier could have a material adverse effect on the Company's business, the Company believes alternative suppliers for similar products in each of its product lines are available. The Company believes its relations with all of its suppliers are good.

  The Company has established a Supplier Certification Program, in which the Company identifies the performance level of a supplier to Kevco and benchmarks such performance on a regular basis. Such benchmarking criteria include minimum order fill rates and other factors.

MANUFACTURING

  Kevco also, through its Sunbelt subsidiary, manufactures wood products for distribution principally to producers of manufactured homes. Kevco's wood products include roof trusses and lumber cut to customer specifications for structural support within the manufactured home unit. Each of the Company's roof trusses are built to meet the customer's specific requirements.

  Kevco utilizes automated saws to reduce the cutting time needed to process raw wood, and fabricates steel forms based on customer specifications in order to ensure the dimensional tolerances of its roof trusses. The quality and structural strength of roof trusses are monitored closely by manufactured home producers. Wind zone construction standards require that roof trusses sold for use in certain regions meet increased strength benchmarks. Roof trusses that meet exacting specifications can reduce customer installation costs. The Company believes that its ability to produce roof trusses of consistent quality that adhere to customer specifications provides a competitive advantage.

  The Company's wood products customers include producers of manufactured homes as well as contract, "cut-to-order" customers outside of the manufactured housing industry. Substantially all of Kevco's wood product sales are to manufactured home producers. Kevco's wood products are sold through 10 sales representatives who are technically trained in lumber and roof truss applications. Kevco has roof truss manufacturing facilities in Spruce Pine, Alabama, Ashburn, Georgia, and Waco, Texas.

WARRANTY AND RETURNS

  Kevco's customers generally rely on the warranties issued by the manufacturer of the products sold by the Company. Kevco generally provides a one year limited warranty on the products it sells, which warranty covers the product and service calls. The Company's warranty on the product itself is generally not utilized because the product manufacturer provides a more comprehensive warranty. The Company's warranty expense in 1995 was negligible. Kevco also has an informal, unwritten return policy under which, for one year following sale, Kevco will generally accept the nonwarranty return of unused products, after inspection by Kevco personnel, for a 20% restocking charge.

  In the event a manufactured home experiences a failure of a roof truss manufactured by the Company, the Company will inspect the home to determine whether there is a covered defect in the roof truss. If a covered defect is discovered, the Company generally pays to replace the roof truss and the roof. The Company has only had one such claim in the past three years.

FACILITIES

  The following table sets forth certain information with respect to the Company's 17 distribution facilities and three roof truss manufacturing facilities, all but four of which are leased. The Company also leases its executive offices of approximately 9,200 square feet in Fort Worth, Texas. Substantially all of the Company's assets, including its owned facilities and its leasehold interests, are encumbered by liens granted under security agreements in favor of the Company's lenders under the Company's term loan and revolving credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                APPROXIMATE
     LOCATION                                   SQUARE FEET           FUNCTION
     --------                                   -----------         -------------
     Alabama
       Haleyville..........................       86,000            Distribution
       Spruce Pine*(1).....................       54,000            Manufacturing
     Arizona
       Phoenix.............................       70,000            Distribution
     California
       San Bernardino......................       42,000            Distribution
       Woodland............................       18,000            Distribution
     Colorado
       Fort Morgan.........................       13,000            Distribution
     Florida
       Ocala*..............................       50,000            Distribution

                                                APPROXIMATE
     LOCATION                                   SQUARE FEET           FUNCTION
     --------                                   -----------         -------------
     Georgia
       Ashburn*(1).........................       100,000           Manufacturing
       Cordele*............................        60,000           Distribution
     Idaho
       Caldwell............................        15,000           Distribution
     Indiana
       Elkhart.............................        61,000           Distribution
       Elkhart.............................        90,000           Distribution
     Kansas
       Newton..............................        38,000           Distribution
     Minnesota
       Round Lake..........................        11,000           Distribution
     North Carolina
       Albemarle...........................        63,000           Distribution
     Oregon
       Tigard..............................        23,000           Distribution
     Pennsylvania
       Leola...............................        26,000           Distribution
     Tennessee
       Cooksville..........................        30,000           Distribution
     Texas
       Waco................................        90,000           Distribution
       Waco(1).............................       135,000           Manufacturing

--------
 * Company owned facility.
(1) Sunbelt facility.

HISTORY

  The Company's operations have historically been conducted through a Texas corporation that was incorporated in 1975 (the "Operating Company") as the successor to a business founded in 1964. The Operating Company, which is currently named Kevco Texas, Inc., will be renamed Kevco Delaware, Inc. and reincorporated by merger in Delaware prior to the consummation of this offering. Also, prior to the consummation of this offering (i) the shareholders of the Operating Company will exchange each of their outstanding shares of the common stock of the Operating Company for one share of the Common Stock of a new Texas corporation (the "Holding Company"), which was incorporated in August 1996 (the registrant in this offering) and which will be the parent holding company of the Operating Company and the Operating Company's wholly-owned Delaware subsidiary, Sunbelt Wood Components, Inc.,
(ii) the Holding Company will adopt and assume the Operating Company's stock option plans and assume the obligations under the outstanding options thereunder and (iii) the Holding Company will guarantee the Operating Company's obligations under the Operating Company's term loan and revolving credit facility. In June 1995, the Operating Company acquired Service Supply and its subsidiaries in a merger transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition of Service Supply." Sunbelt will engage primarily in the wood products manufacturing business previously conducted by Service Supply. Unless the context otherwise requires, "Kevco" and the "Company" refer to the Holding Company, its subsidiaries, Kevco Delaware, Inc. (as successor to the Operating Company) and Sunbelt, and such references and this Prospectus as a whole assume the consummation of the restructuring transactions described above.

COMPETITION

  The building products wholesale distribution industry is highly competitive. Numerous companies, both public and private, are in direct competition with the Company and many of those competitors have longer operating histories and greater financial and other resources than the Company. The Company believes its prices, wide array of products and ability to deliver on short notice are competitive.

  The Company believes that its business strategy has permitted it to compete effectively in its marketing areas. While price is an important competitive factor in the Company's business, the Company believes that its sales are principally dependent upon its service, technical expertise, reputation and experience. The Company's principal competitive strengths include (i) quality assurance, service and installation support, (ii) a wide array of products and product availability due to the Company's ability to attract major product manufacturers and (iii) the prompt and reliable delivery of products to customers.

  Certain product manufacturers sell and distribute their products directly to producers of manufactured homes and RVs. However, the Company believes that, for most product manufacturers, providing the same level of service and offering the same delivery responsiveness as Kevco is not cost-effective.

EMPLOYEES

  As of June 30, 1996, the Company employed 605 persons. The Company is a party to one collective bargaining agreement, which covered, as of June 30, 1996, 12 employees at one of the Company's facilities in Elkhart, Indiana. The Company has not experienced any work stoppages as a result of labor disputes and the Company considers its employee relations to be good.

LITIGATION

  The Company is, and may be in the future, party to litigation arising in the course of its business. While the Company has no reason to believe that any pending claims are material, there can be no assurance that the Company's insurance coverage will be adequate to cover all liabilities arising out of such claims or that any such claims will be covered by the Company's insurance. Any material claim that is not covered by insurance may have an adverse effect on the Company's business. Claims against the Company, regardless of their merit or outcome, may also have an adverse effect on the Company's reputation and business.

REGULATION

  The Company's suppliers and customers are subject to a variety of federal, state and local laws and regulations. The National Manufactured Housing Construction and Safety Standards Act of 1974 and regulations promulgated thereunder by HUD impose comprehensive national construction standards for manufactured homes and preempt conflicting state and local regulations. HUD has adopted regulations that divide the United States into three "Wind Zones" and impose more stringent construction standards for homes to be sold in areas designated as Wind Zones II or III. These regulations have resulted in higher manufacturing and dealer costs. The Company cannot predict if additional regulations will be adopted or the effect any such regulations would have on the Company. To the extent regulations make manufactured housing less competitive with other housing alternatives, the Company's operations could be negatively impacted.

                                  MANAGEMENT

  The following table sets forth certain information concerning the Company's directors, certain officers, certain key employees and nominees. Each person nominated (as indicated below) as a director or officer has agreed to become a director or officer of the Company upon the consummation of this offering. Inclusion in this list as an officer or officer nominee is not intended to act as an admission that such individual is or will become subject to Section 16 under the Exchange Act.

 NAME                   AGE                       POSITION
 ----                   ---                       --------
 Jerry E. Kimmel......   59 Chairman of the Board, President, Chief Executive
                            Officer, Treasurer and Secretary
 Clyde A. Reed, Jr. ..   61 Executive Vice President, Chief Operating Officer
                            and Director*
 Ellis L. McKinley,      44 Vice President, Chief Financial Officer, Treasurer*
  Jr. ................      and Director*
 Richard S. Tucker....   52 Secretary* and Director
 Martin C. Bowen......   53 Director*
 Richard Nevins.......   49 Director*
 C. Lee Denham........   48 Vice President, Sunbelt
 Don R. Felten........   41 Vice President, Western Region
 Dan R. Hardin........   37 Vice President of Sales, Service Supply division
 C. Monroe Hunt.......   52 President, Service Supply division
 Gregory G. Kimmel....   28 Vice President
 Tom G. Parish........   47 President, IDC Limited division
 Mark J. Walker.......   40 Vice President, Purchasing

--------
* Nominee

  Jerry E. Kimmel is a founder of the Company and has spent his entire career in this industry. Mr. Kimmel has served as President of Kevco since 1978 and has served as Chairman of the Board and Chief Executive Officer of the Company since 1993. In 1992, Mr. Kimmel was inducted into the MH/RV Hall of Fame.
Mr. Kimmel served as the Chairman of the Board of Governors of the Manufactured Housing Institute ("MHI"), a leading manufactured housing trade group, in 1983 and 1984, and has served in various other MHI board capacities.

  Clyde A. Reed joined the Company in 1965 and has served as Executive Vice President since 1986 and Chief Operating Officer since 1991. From 1978 to 1986, Mr. Reed served as Vice President of the Company. Mr. Reed will become a director of the Company upon consummation of this offering.

  Ellis L. McKinley, Jr. joined the Company in 1995 as Vice President and Chief Financial Officer. Mr. McKinley will become a director and the Treasurer of the Company upon consummation of this offering. From 1994 to 1995, Mr. McKinley was Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of Renters Choice, Inc. From 1976 until 1994, Mr. McKinley was employed with Grant Thornton, a public accounting firm in Dallas, Texas, where he served as an audit partner from 1987 through 1994. Mr. McKinley received his B.B.A. in Accounting from the University of Texas in 1976.

  Richard S. Tucker has been a director of the Company since 1976 and an assistant secretary of the Company since 1988. Since 1995, Mr. Tucker has been a partner in the law firm of Jackson & Walker, L.L.P., the Company's outside legal counsel. From 1984 to 1995, Mr. Tucker was a member of the law firm of Simon, Anisman, Doby, & Wilson, a Professional Corporation, located in Fort Worth, Texas. Mr. Tucker received his

B.B.A. in Accounting from the University of Texas in 1966 and his J.D. from Southern Methodist University School of Law in 1969.

  Martin C. Bowen will become a director of the Company upon consummation of this offering. Mr. Bowen has served as President and Chief Executive Officer of Performing Arts Fort Worth, Inc. since 1993, Vice President of Fine Line, Inc. since January 1996 and as a director of Aztec Manufacturing Company since November 1993. From 1989 to 1992 he was Chairman of the Fort Worth Region for Team Bank. From 1987 to 1989, Mr. Bowen served as Chairman & CEO of Texas American Bank/Houston. From 1985 to 1987 he served as Executive Vice President of Texas American Bank/Fort Worth. Mr. Bowen received his B.B.A. in Finance from Texas A&M University in 1964 and his Bachelor of Foreign Trade degree from the American Institute of Foreign Trade, Phoenix, Arizona, in 1968. Additionally, he received his J.D. from Baylor University School of Law in 1973.

  Richard Nevins will become a director of the Company upon consummation of this offering. Since 1992, Mr. Nevins has served as President of Richard Nevins & Associates, a financial advisory firm. Mr. Nevins has served as a director of Fruehauf Trailer Corporation ("Fruehauf") since 1995 and as Chairman of Fruehauf's executive committee, since August 1996. On October 7, 1996, Fruehauf filed for relief under Chapter 11 of the Bankruptcy Code of the United States. Together with the other two independent members of the Fruehauf board, Mr. Nevins resigned his positions with Fruehauf effective October 9, 1996. During 1996, Mr. Nevins has served as acting Chief Operating Officer and Chief Restructuring Officer for Sun World International, a California agricultural firm, following the filing of a petition in bankruptcy by Sun World International. From 1995 to 1996, Mr. Nevins served as a director of Ampex Corporation and from 1993 to 1995 he served as a director of The Actava Group (now Metromedia International Group). From 1990 to 1992 he was a Managing Director of Smith Barney Harris Upham & Co. Mr. Nevins received his B.A. in Economics from the University of California, Riverside in 1972 and his M.B.A. from Stanford Graduate School of Business in 1975.

  C. Lee Denham will serve as President of Kevco's Sunbelt subsidiary upon consummation of this offering. Mr. Denham has served as Vice President of the Sunbelt Wood Components division of Kevco since 1995. Mr. Denham was division manager of Sunbelt Wood Components from 1991 to 1995. From 1981 to 1991,
Mr. Denham was President of Sunbelt Wood Components. From 1970 until founding Sunbelt Wood Components in 1981, Mr. Denham was employed by Universal Forest Products, Inc. Mr. Denham received his B.B.A. in Marketing from the University of Georgia in 1970.

  Don R. Felten has served as Vice President for Kevco's Western Region since January 1996. From December 1994 to January 1996, Mr. Felten served as general manager of the Western Region. From 1983 to December 1994, Mr. Felten served as a profit center manager for the Company. Mr. Felten has worked in this industry for 22 years.

  Dan R. Hardin will serve as Vice President, Eastern Region upon consummation of this offering. Mr. Hardin has served as the Vice President of Sales for the Service Supply division of Kevco since July 1995. From 1991 to 1995, Mr. Hardin served as National Sales Manager for Service Supply. Mr. Hardin received his B.B.A. in Personnel Management from the University of Georgia in 1981.

  C. Monroe Hunt has served as President of Kevco's Service Supply division since 1995. From 1986 to 1995, Mr. Hunt served as President and Chief Executive Officer of Service Supply.

  Gregory G. Kimmel joined the Company in 1994 and has served as Vice President since January 1996. Mr. Kimmel received his B.S. in Education from McMurry University in 1994. Gregory G. Kimmel is the son of Jerry E. Kimmel, the Chairman, President and Chief Executive Officer of the Company.

  Tom G. Parrish has served as President of the IDC Limited division of Kevco since August 1996. From 1995 to 1996, Mr. Parrish was President of Champion Homebuilders, a wholly-owned subsidiary of Champion

Enterprises, Inc. From 1986 to 1995, Mr. Parrish was President of Philips Products, a division of Philips Industries. Mr. Parrish received his B.S. in Management from the University of Detroit in 1971.

  Mark J. Walker joined the Company in 1995 as Vice President, Purchasing. From 1993 until joining the Company, Mr. Walker was employed by Builders Square, a division of KMart Corporation, in the corporate office serving as a divisional Purchasing Manager. From 1980 to 1993, Mr. Walker was a senior buyer for the Hechinger Company. Mr. Walker received his B.S. in Psychology from James Madison University in 1977.

BOARD OF DIRECTORS

  Upon consummation of this offering, the Board of Directors of the Company will be divided into three classes with two directors in each class. The term of one class will expire at each annual meeting of shareholders of the Company, commencing in 1997. At each annual meeting of shareholders, directors of the class the term of which then expires will be elected for three year terms by the holders of the Common Stock to succeed those directors whose terms are expiring. The Company's Bylaws require that notice of shareholder director nominees be given to the Company not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Company (or not later than 10 days following the mailing of notices of a special meeting at which directors are to be elected), or, with respect to the first annual meeting of shareholders following this offering, on or before January 1, 1997.

  The Company expects that the Board of Directors will establish an Audit Committee and a Compensation Committee prior to the consummation of this offering. The members of each committee are expected to be determined at the first meeting of the Board of Directors following the consummation of this offering.

  Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company will receive a fee of $1,000 for attendance at each Board of Directors meeting and $500 for attendance at each Board committee meeting (unless held on the same day as a Board of Directors meeting). All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other out-of-pocket expenses incurred in their capacity as directors of the Company.

EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table presents information regarding the compensation for the year ended December 31, 1995 awarded to or earned by the chief executive officer of the Company and all other executive officers of the Company whose salary and bonus exceeded $100,000 for services rendered in all capacities to Kevco (the "Named Executive Officers").

                                                   LONG TERM
                                                  COMPENSATION
                                     ANNUAL
                                  COMPENSATION       AWARDS
                                ----------------- ------------
                                                   SECURITIES
    NAME AND PRINCIPAL           SALARY   BONUS    UNDERLYING     ALL OTHER
         POSITION          YEAR   ($)      ($)      OPTIONS    COMPENSATION ($)
    ------------------     ---- -------- -------- ------------ ----------------
Jerry E. Kimmel........... 1995 $398,470 $191,530      --         $19,463(1)
 Chairman of the Board,
 President and Chief
 Executive Officer
Clyde A. Reed, Jr. ....... 1995 $179,737 $154,007    7,097        $26,440(2)
 Executive Vice President
 and Chief Operating
 Officer
C. Lee Denham............. 1995 $ 39,000 $154,007      --         $ 4,292(3)
 Vice President, Sunbelt
Roger J. Kollat........... 1995 $140,358 $ 81,500    3,548(4)     $ 3,535(5)

--------

(1) Consists of $12,546, representing personal use of a Company supplied car, $3,866, representing payments by the Company for medical insurance premiums and $3,051, representing the Company's contribution to such individual's 401(k) Plan account.

(2) Consists of $2,491, representing personal use of a Company supplied car, $20,898, representing expense recognized by the Company in 1995 relating to future payments to be made under a deferred compensation agreement and $3,051, representing the Company's contribution to such individual's 401(k) Plan account.

(3) Consists of $1,241, representing personal use of a Company supplied car and $3,051, representing the Company's contribution to such individual's 401(k) Plan account.

(4) All such options were cancelled upon Mr. Kollat's termination of his employment with the Company on July 17, 1996.

(5) Consists of $484, representing personal use of a Company supplied car and $3,051, representing the Company's contribution to such individual's 401(k) Plan account.

                           OPTION GRANTS DURING 1995

  The following table presents information regarding grants of stock options to purchase shares of Common Stock during the year ended December 31, 1995 for each of the Named Executive Officers:

                                                                                 POTENTIAL
                                                                            REALIZABLE VALUE AT
                                        INDIVIDUAL GRANTS                     ASSUMED ANNUAL
                         ------------------------------------------------        RATES OF
                          NUMBER OF   % OF TOTAL                                STOCK PRICE
                         SECURITIES    OPTIONS                                 APPRECIATION
                         UNDERLYING   GRANTED TO  EXERCISE OR               FOR OPTION TERM(1)
                           OPTIONS   EMPLOYEES IN     BASE     EXPIRATION   ------------------- -------
NAME                     GRANTED (#) FISCAL YEAR  PRICE ($/SH)    DATE       5% ($)    10% ($)
----                     ----------- ------------ ------------ ----------   --------- ---------
Jerry E. Kimmel.........      --          --           --           --            --        --
Clyde A. Reed, Jr. .....    7,097(2)     14.8%       $5.64(3)   6/19/04     $  22,068 $  54,355
C. Lee Denham...........      --          --           --           --            --        --
Roger J. Kollat.........    3,548(4)      7.4%       $5.64(3)   6/19/04(4)  $  11,032 $  27,174

--------
(1) The dollar amounts in these columns represent potential value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the market price of the Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by regulation, and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

(2) Options become exercisable upon consummation of this offering.

(3) The option exercise price may, in some cases, be paid in shares of Common Stock owned by the executive officer or received upon exercise of such option. The exercise price of each option was equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

(4) All such options were cancelled upon Mr. Kollat's termination of his employment with the Company on July 17, 1996.

                     AGGREGATE 1995 YEAR END OPTION VALUES

  The following table presents information regarding the value of stock options outstanding at December 31, 1995 held by each of the Named Executive Officers. No stock options were exercised by the Named Executive Officers in 1995.

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                               OPTIONS AT FY-END (#)       AT FY-END ($)(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Jerry E. Kimmel.............     --            --          --             --
Clyde A. Reed, Jr. .........     --          7,097(2)      --         $39,246
C. Lee Denham...............     --            --          --             --
Roger J. Kollat.............     --          3,548(3)      --          19,620(3)

--------
(1) On December 31, 1995, the fair market value of the Company's Common Stock, as determined by the Board of Directors, was approximately $11.17 per share. The value shown is calculated on the basis of the difference between the option exercise price and $11.17, multiplied by the number of shares of Common Stock underlying the option.

(2) Options become exercisable upon consummation of this offering.

(3) All such options were cancelled upon Mr. Kollat's termination of his employment with the Company on July 17, 1996.

EMPLOYMENT AGREEMENTS

  Mr. Kimmel has entered into a five year employment agreement with Kevco providing for an annual base salary of $250,000. In addition to base salary, beginning in 1997, Mr. Kimmel, through his employment agreement, is eligible for an annual bonus equal to 2.4% of the Company's income before income taxes for the year provided that income before income taxes is at least $5.0 million. Such salary and bonus are subject to increase, but not decrease, by the Company. Increases in Mr. Kimmel's compensation will be reviewed annually by the Company's Compensation Committee in a manner so as to qualify under the performance based compensation provisions of the Internal Revenue Code. Under the agreement, Mr. Kimmel has agreed to perform services on behalf of the Company and its subsidiaries in Fort Worth, Texas as he reasonably determines are necessary to carry out his duties under the agreement. Mr. Kimmel, his spouse and dependents are, until the death of the survivor of Mr. Kimmel and his spouse, entitled to participate at Kevco's expense in health programs offered to Company employees generally or, if insurance coverage is not available, to have their health care costs reimbursed by the Company. Upon the death of Mr. Kimmel, the Company must continue to pay his base salary for the remainder of the then existing agreement term. The agreement can be terminated by the Company only for cause (as defined in such agreement). The employment agreement, which will be guaranteed by the subsidiaries of the Company, is automatically extended for an additional year at the end of each year's service.

  Effective June 30, 1995, Mr. Denham entered into a two-year employment agreement with Kevco providing for an annual base salary of $78,000. In addition to base salary, Mr. Denham is eligible to participate in a bonus pool, which pool during the term of the agreement will not exceed, in the aggregate, $1.0 million. Mr. Denham's portion of such pool is determined by the Company's Board of Directors. Mr. Denham's agreement is automatically extended each year for an additional year if not terminated sixty days prior to its then current term.

  Effective May 24, 1977, Mr. Reed entered into a retirement agreement with the Company that generally provides that the Company will pay Mr. Reed or his beneficiaries $35,000 per year for 10 years if Mr. Reed is employed with the Company at age 65 or upon death or disability. Such agreement also provides for a smaller lump sum payment that the Company will make upon Mr. Reed's termination of employment prior to age 65, death or disability. Such lesser amount equals approximately $7,000 for each year following the effective date of the agreement, up to such termination.

STOCK OPTION PLANS

  In 1995, the Board of Directors adopted, and the stockholders of the Company approved, the 1995 Stock Option Plan (the "1995 Plan"), which was amended and restated on August 30, 1996. The purpose of the 1995 Plan is to provide employees and directors of the Company and its subsidiaries with additional incentives by increasing their proprietary interest in the Company. The aggregate number of shares of Common Stock with respect to which options may be granted under the 1995 Plan may not exceed 258,500 shares; however, cancelled options become available for later regrant.

  The 1995 Plan provides for the grant of incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended and nonqualified stock options (collectively, "Awards"). Following the consummation of this offering, the 1995 Plan will be administered by the Compensation Committee of the Board of Directors, which will be comprised of not less than two members of the Board of Directors (the "Committee"). Prior to the consummation of this offering, the 1995 Plan had been administered by the Company's full Board of Directors. The Committee has, subject to the terms of the 1995 Plan, the sole authority to grant Awards under the 1995 Plan, to construe and interpret the 1995 Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the 1995 Plan.

  All of the Company's full-time, salaried employees and members of the Board of Directors are eligible to receive Awards under the 1995 Plan. Options will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Committee. Options granted under the 1995 Plan may be exercised by the payment of cash (including cash loaned to the optionee by the Company for the purpose of such exercise) and shares of Common Stock (including shares to be issued upon the exercise of such options). The provisions of option agreements may provide for the acceleration of the exercisability in the event of certain events including certain reorganizations and changes in control of the Company. No option will remain exercisable later than ten years after the date of grant. The exercise prices for ISOs granted under the 1995 Plan may be no less than the fair market value of the Common Stock on the date of grant. The exercise prices of nonqualified stock options are set by the Committee.

  In December 1995, the Board of Directors adopted the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan has generally the same terms (including eligibility and administration terms) as the 1995 Plan, except that only nonqualified stock options may be granted under the 1996 Plan and no option granted under the 1996 Plan will remain exercisable later than seven years after the date of grant. The options currently outstanding under the 1995 Plan and the 1996 Plan become immediately exercisable upon consummation of this offering. On August 30, 1996, the Board of Directors of the Company terminated the 1996 Plan as it relates to future option grants.

  There are no federal income tax consequences upon the grant of an option under the 1995 Plan or the 1996 Plan. Upon exercise of a nonqualified option, the optionee generally will recognize ordinary income in the amount equal to the difference between the fair market value of the option shares at the time of exercise and the exercise price, and the Company is generally entitled to a corresponding tax deduction. When an optionee sells shares issued upon the exercise of a nonqualified stock option, the optionee realizes short-term or long-term capital gain or loss, depending on the length of the holding period, but the Company is not entitled to any tax deduction in connection with such sale.

  An optionee will not be subject to federal income taxation upon the exercise of ISOs granted under the 1995 Plan, and the Company will not be entitled to a federal income tax deduction by reason of such exercise. A sale of shares of Common Stock acquired upon exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the option generally will result in the recognition of long-term capital gain or loss by the optionee in the amount of the difference between the amount realized on the sale and the exercise price, and the Company is not entitled to any tax deduction in connection therewith. If a sale of shares of Common Stock acquired upon exercise of an ISO occurs within one year from the date of exercise of the option or within two years from the date of the option grant (a "disqualifying disposition"), the optionee generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise of the options over the exercise price or (ii) the excess of the amount realized on the sale of the shares over the exercise price. Any amount realized on a disqualifying disposition in excess of the amount treated as ordinary income will be long-term or short-term capital gain, depending upon the length of time the shares were held. The Company generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary income recognized by the optionee.

  The Company anticipates that upon the consummation of this offering it will have (i) outstanding options to purchase a total of approximately 44,306 shares of Common Stock under the 1995 Plan and 374,120 under the 1996 Plan, all of which will be immediately exercisable, (ii) options to purchase 214,194 additional shares available for grant under the 1995 Plan and (iii) no additional options issuable under the 1996 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to this offering, the Company has not had a Compensation Committee and executive compensation has been set by the Company's Board of Directors. Jerry
E. Kimmel is Chairman of the Board of Directors.

  PRIOR S CORPORATION STATUS AND DISTRIBUTIONS TO SHAREHOLDERS

  In 1986, the Company elected to be treated as an S corporation under Subchapter S of the Internal Revenue Code and comparable provisions of various state income tax laws for the years beginning after December 31, 1986. As a result, earnings prior to the termination of the Company's S corporation status are taxed for federal and certain state income tax purposes directly to the shareholders of the Company. Since its election to be treated as an S corporation, the Company has made cash distributions to its shareholders in amounts at least equal to their federal and state income tax liabilities attributable to the Company's earnings. Such distributions have generally been made on a quarterly basis as needed to satisfy such tax liabilities. The Company made aggregate cash distributions to its shareholders of approximately $2.0 million, $4.0 million and $4.7 million in 1993, 1994 and 1995, respectively, the amounts of which that were distributed to Jerry E. Kimmel, the Chairman of the Board, President and Chief Executive Officer of the Company, were approximately $1.4 million, $3.6 million and $4.2 million, respectively. The Company has made or declared aggregate cash distributions to its shareholders of approximately $5.8 million with respect to the six months ended June 30, 1996, of which approximately $4.7 million was, and approximately $257,000 will be, distributed to Mr. Kimmel. On June 30, 1996, the Company also distributed to its shareholders a note payable to the Company. See "--Certain Business Relationships."

  Immediately prior to the consummation of this offering, the Company will declare and make the S Corporation Distribution, consisting of the Prior S Corporation Earnings Note in the principal amount of approximately $3.7 million and the Future S Corporation Earnings Note. Mr. Kimmel will receive approximately 85.5% of such distribution.

  The Company will enter into an agreement with each of its shareholders of record immediately prior to the consummation of this offering (including Mr. Kimmel) pursuant to which the Company agrees to distribute to such shareholders an amount equal to certain earnings of the Company as provided in the agreement and as finally determined for tax purposes for the period January 1, 1995 through the date immediately preceding the consummation of this offering, to the extent such earnings exceed the earnings for such period as theretofore reported by the Company. In addition, the Company will agree to indemnify such shareholders for any penalties and interest attributable to any additional income taxes they incur as a result of being taxed on such additional earnings, as well as for related costs and expenses incurred.

  The Company is a plaintiff in a pending lawsuit involving a disability insurance policy on a former shareholder of the Company. The Company has heretofore distributed to its shareholders of record immediately prior to the consummation of the offering (including Mr. Kimmel) all claims and any future awards in this lawsuit other than the contractual claims and awards relating to this policy.

  CERTAIN BUSINESS RELATIONSHIPS

  The Company leases three of its warehouse locations from two affiliated partnerships (K&E Land & Leasing, a Texas general partnership of which Mr. Kimmel is a managing partner, and 1741 Conant Partnership, a Texas general partnership of which K&E Land & Leasing is the managing general partner). The Company also leases computer equipment from K&E Land & Leasing. These leases
(i) expire in November 2003, April 2005, October 2007 and October 2003, respectively, (ii) provide for total future base rent payments of approximately $907,000, $778,000, $2.5 million and $1.5 million, respectively, and (iii) require payments to be made in equal monthly amounts. Mr. Kimmel's indirect interest in such leases is 38.0%, 38.0%, 25.3% and 38.0%, respectively. Mr. Kimmel's immediate family members (including a trust for the benefit of one such family member) own indirect interests in such leases of 12.0%, 12.0%, 8.0% and 12.0%, respectively. Aggregate expenditures by the Company under such leases in 1993, 1994 and 1995 were approximately $656,000, $672,000 and $672,000, respectively, of which approximately $220,000, $226,000 and $226,000 were indirectly attributable to Mr. Kimmel's interests in such partnerships (excluding immediate family members' interests). It is anticipated that aggregate expenditures by the Company under such leases for the remainder of their terms will be approximately $5.7 million, of which approximately $1.9 million will be indirectly payable (less partnership expenses) to Mr. Kimmel (excluding immediate family members' interests). With respect to the premises leased from 1741 Conant Partnership, the Company has agreed to perform the obligations of the partnership contained in the mortgage. The Company believes that the amounts it has paid under such leases have not been less favorable to the Company than had the leases been negotiated on an arms-length basis. The Company has amended the terms of such leases so that their terms are no less favorable to the Company than had the leases been negotiated on an arms-length basis. Two of the leased warehouses were financed through economic development and industrial revenue bonds; one series of which was issued by Newton, Kansas in the original principal amount of $575,000, and with respect to which the Company is the sub-lessee of the premises and a co-guarantor, and one series of which was issued by Elkhart, Indiana in the original principal amount of $400,000, and with respect to which the Company is the lessee of the premises and has agreed to perform the obligations of the lessor contained in the mortgage.

  Prior to October 26, 1993, Billy T. Everett owned 50% of the then outstanding common stock of the Company and served as Chairman of the Board of the Company. Effective October 26, 1993, the Company repurchased 13% of Mr. Everett's Common Stock holdings in exchange for the issuance of a promissory note in the original principal amount of $747,500 and bearing interest at a floating rate, which was 6% per annum on the date of the note; such note was retired in 1994. Also effective October 26, 1993, Mr. Kimmel purchased Mr. Everett's remaining Common Stock holdings in exchange for approximately $5.0 million cash and, in order to facilitate such purchase, the Company loaned Mr. Kimmel $5.0 million. The loan is payable in monthly principal installments of $62,500 plus interest at 9% per annum as of December 31, 1995 with the final installment due in November 1997. As of June 30, 1996, $3.1 million remained outstanding under such loan, and effective as of such date the note evidencing this loan was distributed to Kevco's shareholders.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth information with respect to beneficial ownership of Common Stock as of August 30, 1996 by (i) all persons known to Kevco to be the beneficial owner of 5% or more of the Common Stock, (ii) each director and director nominee of Kevco, (iii) each of the Named Executive Officers and (iv) all Kevco directors and executive officers as a group. All persons listed have sole voting and investment power with respect to their shares.

                                                              PERCENTAGE OWNED
                                            AMOUNT AND NATURE -----------------
 NAME OF BENEFICIAL
 OWNER OR NUMBER OF                           OF BENEFICIAL    BEFORE   AFTER
  PERSONS IN GROUP                              OWNERSHIP     OFFERING OFFERING
 ------------------                         ----------------- -------- --------
Jerry E. Kimmel(1).........................     3,759,196(2)   85.5%    57.9%
Clyde A. Reed, Jr. ........................        28,515(3)     *        *
Ellis L. McKinley, Jr .....................        16,450(4)     *        *
Richard S. Tucker..........................             0        *        *
Martin C. Bowen............................             0        *        *
Richard Nevins.............................             0        *        *
C. Lee Denham..............................         9,400(5)     *        *
Roger J. Kollat(6).........................             0        *        *
All directors and executive officers as a
 group (5 persons).........................     3,813,561(7)   85.9%    58.3%

--------
 * Less than 1%
(1) The address of Mr. Kimmel is University Centre I, 1300 S. University Drive, Suite 200, Fort Worth, Texas 76107.

(2) Excludes 625,636 shares of outstanding Common Stock and 15,299 shares of Common Stock issuable upon exercise of options beneficially owned by Mr. Kimmel's adult children and his brother. Mr. Kimmel disclaims beneficial ownership of such shares.

(3) Includes options to acquire 18,847 shares of Common Stock that will be exercisable upon consummation of this offering.

(4) Consists of options to acquire 16,450 shares of Common Stock that will be exercisable upon consummation of this offering.

(5) Consists of options to acquire 9,400 shares of Common Stock that will be exercisable upon consummation of this offering.

(6) Mr. Kollat is no longer an employee of the Company.

(7) Includes options to acquire 44,697 shares of Common Stock that will be exercisable upon consummation of this offering.

                         DESCRIPTION OF CAPITAL STOCK

  As of August 30, 1996, the authorized capital stock of the Company consisted of 100,000,000 shares of Common Stock, par value $.01 per share, and there were 4,394,500 shares of Common Stock outstanding held by six shareholders of record.

COMMON STOCK

  Each holder of Common Stock is entitled to one vote per share in the election of directors and for all other purposes. There are no cumulative voting or preemptive rights applicable to any shares of Common Stock. Under the terms of the Company's Articles of Incorporation, directors are elected by a plurality of the votes cast at a meeting of shareholders at which a quorum is present. Matters for which the affirmative vote of a specified portion of shares entitled to vote is specified by the Texas Business Corporation Act (the "TBCA"), are determined by the affirmative vote of the holders of at least a majority of the shares entitled to vote on the matter. Certain matters relating to business combinations with Affiliated Shareholders (as defined below) are determined by the affirmative vote of two-thirds of the shares of Common Stock issued and outstanding (excluding such Affiliated Shareholder's shares). See "--Certain Anti-Takeover Provisions." All other matters are determined by the affirmative vote of at least a majority of the shares entitled to vote on, and voted for or against, such matter. All shares of Common Stock are entitled to participate pro rata in such distributions and dividends as may be declared by the Board of Directors out of funds legally available therefor. Notwithstanding the foregoing, purchasers of shares of Common Stock in this offering will not be entitled to receive any portion of the S Corporation Distribution. Subject to the prior rights of creditors, all shares of Common Stock are entitled in the event of liquidation to participate ratably in the distribution of all the remaining assets of the Company. The outstanding shares of Common Stock are, and the shares offered hereby will be upon issuance and sale as described herein, fully paid and nonassessable.

LIMITATIONS ON DIRECTOR LIABILITY; INDEMNIFICATION

  The Company's Articles of Incorporation provide that, to the fullest extent permitted by Texas law, no director shall be liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director. By virtue of these provisions, a director of the Company is not personally liable for monetary damages for a breach of such director's fiduciary duty except for liability for (i) breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty of the director or that involve intentional misconduct or a knowing violation of law, (iii) any transaction from which such director receives an improper benefit and (vi) an act or omission for which the liability of a director is expressly provided by an applicable statute. In addition, the Company's Articles of Incorporation provide that if the TBCA is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the TBCA, as amended. In addition, such Articles and the Bylaws of the Company provide that the Company will indemnify and advance expenses to, to the fullest extent permissible, persons named or threatened to be named in a proceeding resulting from their status as a director or officer of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Company's Articles of Incorporation prohibit the Company from entering into a broad range of business combinations with a person, or an affiliate or associate of such person, who is an "Affiliated Shareholder," for the three year period immediately following the date that such person became an Affiliated Shareholder, unless (i) approved by the Board of Directors of the Company prior to such person becoming an Affiliated Shareholder or (ii) approved by two-thirds of the Company's Common Stock issued and outstanding (excluding the shares of Common Stock Beneficially Owned (as defined generally to include shares that the Affiliated Shareholder, with its affiliates and associates, owns or has the right to acquire or vote) by the Affiliated Shareholder) at a meeting of shareholders of the Company called for such purpose not less than six months after such person became an Affiliated Shareholder. Such provisions generally do not apply to persons that continuously Beneficially Owned

20% or more of the outstanding shares of Common Stock of the Company (i) immediately prior to the consummation of this offering or (ii) upon receipt of shares of Common Stock by will or intestate succession, and through the announcement date of such business combination. The Company's Bylaws provide for a classified Board of Directors and require that notice of shareholder director nominees be given to the Company not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Company (or not later than 10 days following the mailing of notices of a special meeting in which directors are to be elected), or with respect to the first annual meeting of shareholders following this offering, on or before January 1, 1997. The Company's Bylaws further provide that notice of shareholder proposals must be given to the Company not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the Company, or, with respect to the first annual meeting of shareholders following this offering, on or before January 1, 1997. These provisions may inhibit a change of control of the Company.

  The Company's Articles of Incorporation and Bylaws provide that a special meeting of the shareholders of the Company may be called by the holders of at least 40% of all shares entitled to vote at the proposed special meeting. The Articles of Incorporation also provide that the power to amend the Bylaws is reserved exclusively to the Board of Directors. These provisions may also inhibit a change of control of the Company.

  Upon consummation of this offering, Jerry E. Kimmel, the President, Chairman of the Board and Chief Executive Officer of the Company, will own approximately 57.9% of the outstanding Common Stock of the Company. As a result, Mr. Kimmel will be able to control the management and policies of the Company through the ability to determine the outcome of elections for the Company's Board of Directors and other matters requiring the vote or consent of shareholders of the Company. In addition, Mr. Kimmel has entered into a rolling five year employment agreement with the Company and its subsidiaries that can be terminated by the Company only for cause (as defined in such agreement). These matters may also inhibit a change of control of the Company. See "Principal Shareholders" and "Management--Employment Agreements."

TRANSFER AGENT AND REGISTRAR

  Upon consummation of the offering, the transfer agent and registrar for the Common Stock will be ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon consummation of this offering, the Company will have outstanding 6,494,500 shares of Common Stock (6,809,500 if the Underwriters' over-allotment option is exercised in full), of which the 2,100,000 shares sold in this offering (2,415,000 if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for those held by "affiliates" (as defined in the Securities Act) of the Company, which shares will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 4,394,500 shares of outstanding Common Stock are deemed "restricted securities" under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions under the Securities Act, and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 promulgated under the Securities Act as described below.

  In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of restricted securities from the issuer or from an "affiliate" of the issuer, as that term is defined under the Securities Act, the acquirer or subsequent holder would be entitled to sell within any three-month period a number of those shares that does not exceed the greater of one percent of the number of shares of such class of stock then outstanding or the average weekly trading volume of the shares of such class of stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the issuer. In addition, if three years have elapsed since the later of the date of acquisition of restricted securities from the issuer or from an affiliate of the issuer, and the acquirer or subsequent holder thereof is deemed not to have been an affiliate of the issuer of such restricted securities at any time during the 90 days preceding such sale, such person would be entitled to sell such restricted securities under Rule 144(k) without regard to the restrictions described above.

  As of August 1, 1996, options to purchase an aggregate of 418,426 shares of Common Stock were outstanding under the Company's 1995 Plan and 1996 Plan (all of which will become immediately exercisable upon consummation of this offering), and options to purchase an additional 214,194 shares were available for grant under the 1995 Plan. See "Management--Stock Option Plans." In general, pursuant to Rule 701 under the Securities Act, any employee, officer or director of, or consultant to, the Company who purchased his or her shares pursuant to a written compensatory benefit plan or contract is entitled to rely on the resale provisions of Rule 701, which permit non-affiliates to sell such shares without compliance with the public information, holding period, volume limitation or notice provisions of Rule 144, and permit affiliates to sell such shares without compliance with the holding period provisions of Rule 144, in each case commencing 90 days after the date of this Prospectus. A total of 418,426 shares of Common Stock will be eligible for resale pursuant to Rule 701 (upon exercise of options) 90 days following the date of this Prospectus. In addition, the Company may elect to file a registration statement covering the 214,194 additional shares issuable upon exercise of stock options that may be granted in the future under the 1995 Plan, in which case such shares of Common Stock generally will be freely tradable by non-affiliates in the public market without restriction under the Securities Act.

  The Company, its executive officers and directors and certain other shareholders have agreed that for a period of 180 days after the date of this Prospectus, they will not offer, sell or otherwise dispose of any shares of Common Stock beneficially owned or controlled by them (including subsequently acquired shares) without the prior written consent of Rauscher Pierce Refsnes, Inc. on behalf of the Underwriters (subject to certain limited exceptions and the Company's right to issue shares of Common Stock upon the exercise of stock options granted under its existing stock option plans).

  Prior to this offering, there has been no established public market for the Common Stock. No prediction can be made of the effect, if any, that sales of shares under Rule 144, or otherwise, or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time after the offering. The Company is unable to estimate the number of shares that may be sold in the public market under Rule 144, or otherwise, because such amount will depend on the trading volume in, and market price for, the Common Stock and other factors. Nevertheless, sales of substantial amounts of shares of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock of the Company. See "Underwriting."

                                 UNDERWRITING

  The Underwriters named below, represented by Rauscher Pierce Refsnes, Inc. and Oppenheimer & Co., Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their names below. The nature of the obligations of the Underwriters is such that, if any of such shares are purchased, all must be purchased.

                                                                      NUMBER OF
         UNDERWRITER                                                   SHARES
         -----------                                                  ---------
   Rauscher Pierce Refsnes, Inc. ....................................
   Oppenheimer & Co., Inc. ..........................................
                                                                      ---------
     Total........................................................... 2,100,000
                                                                      =========

  The Underwriters propose initially to offer the shares of Common Stock offered hereby to the public at the price to public set forth on the cover page of this Prospectus. The Underwriters may allow a concession to selected dealers who are members of the National Association of Securities Dealers,
Inc. ("NASD") not in excess of $   per share, and the Underwriters may allow,
and such dealers may reallow, to members of the NASD a concession not in
excess of $   per share. After this offering, the price to public, the
concession and the reallowance may be changed by the Representatives.

  The Company has granted an option to the Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 315,000 shares of Common Stock at the initial price to public, less underwriting discount, set forth on the cover page of this Prospectus. The Underwriters may exercise such option only for the purpose of covering any over-allotments. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase that number of the additional shares of Common Stock which is proportionate to such Underwriter's initial commitment.

  Prior to the offering, there has been no market for the Common Stock, and there can be no assurance that a regular trading market will develop upon the consummation of the offering. The initial public offering price was determined by negotiations between the Company and the Representatives. The primary factors considered by the Representatives in determining such public offering price included the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, its past and present operations, its past and present earnings and the trend of such earnings, the general condition of the securities markets at the time of the offering and the price-earnings multiples and market prices of publicly traded securities of comparable companies.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Company, its executive officers and directors and certain other shareholders have agreed that for a period of 180 days after the date of this Prospectus, they will not offer, sell or otherwise dispose of any shares of Common Stock beneficially owned or controlled by them (including subsequently acquired shares) without the prior written consent of Rauscher Pierce Refsnes, Inc. on behalf of the Underwriters.

  The Representatives have advised the Company that they do not expect any sales by the Underwriters to accounts over which they exercise discretionary authority.

  Rauscher Pierce Refsnes, Inc. rendered certain financial advisory services to the Company in connection with Kevco obtaining its existing credit facilities in June 1995, and received customary fees therefor. Rauscher Pierce Refsnes, Inc. may render financial advisory services to Kevco in connection with potential future acquisitions by the Company, for which it would receive customary fees.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Jackson & Walker, L.L.P., Dallas, Texas. Richard S. Tucker, a partner in Jackson & Walker, L.L.P., is a director of the Company. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Strasburger & Price, L.L.P., Dallas, Texas.

                                    EXPERTS

  The consolidated balance sheet as of December 31, 1995 of Kevco, Inc. and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 1995 included in this Prospectus have been included herein in reliance on the report, which includes an explanatory paragraph regarding a change in accounting method, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting. The balance sheet as of December 31, 1994 of Kevco, Inc. and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 1994 and 1993 included in this Prospectus have been included herein in reliance on the report, which includes an explanatory paragraph regarding a change in accounting method, of Rylander, Clay & Opitz, L.L.P., independent auditors, given on the authority of that firm as experts in auditing and accounting. On July 14, 1995, the Company, with the approval of its Board of Directors, dismissed Rylander, Clay & Opitz, L.L.P. as the Company's independent auditor. The report of Rylander, Clay & Opitz, L.L.P. for the periods referred to above did not contain an adverse opinion, disclaimer of opinion, qualification, or modification as to certainty, audit scope or accounting principles. There were no disagreements between the Company and Rylander, Clay & Optiz, L.L.P. in the periods referred to above or in subsequent periods on any matter of accounting principles or practices, financial statement disclosure, or auditing scope which, if not resolved to the satisfaction of Rylander, Clay & Opitz, L.L.P., would have caused it to make a reference to the subject matter of the disagreements in connection with its report. On July 15, 1995, the Company engaged Coopers & Lybrand L.L.P. to act as the Company's principal independent accountants. The consolidated statements of income and cash flows for the years ended December 31, 1994, 1993, and 1992 of Service Supply Systems, Inc. and Subsidiary included in this Prospectus have been included herein in reliance on the report of Rumsey & Huckaby, P.C., independent auditors, given on the authority of that firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all exhibits, schedules and amendments relating thereto, the "Registration Statement") with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information included in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. All of these documents may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies can also be obtained from the Commission at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company intends to furnish to its shareholders annual reports containing audited financial statements, and quarterly reports containing unaudited summary financial information for the first three quarters of each fiscal year of the Company.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
KEVCO, INC.
Report of Independent Accountants..........................................  F-2
Independent Auditor's Report...............................................  F-3
Consolidated Financial Statements:
  Consolidated Balance Sheets..............................................  F-4
  Consolidated Statements of Income........................................  F-5
  Consolidated Statements of Stockholders' Equity..........................  F-6
  Consolidated Statements of Cash Flows....................................  F-7
  Notes to Consolidated Financial Statements...............................  F-9
SERVICE SUPPLY SYSTEMS, INC. AND SUBSIDIARY
Report of Independent Auditors............................................. F-18
Consolidated Financial Statements:
  Consolidated Statements of Income........................................ F-19
  Consolidated Statements of Cash Flows.................................... F-20
  Notes to Consolidated Financial Statements............................... F-21
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS
  Unaudited Pro Forma Consolidated Statements of Income.................... F-24

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors

Kevco, Inc.
Fort Worth, Texas

  We have audited the accompanying consolidated balance sheet of Kevco, Inc. as of December 31, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kevco, Inc. as of December 31, 1995, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

  As a result of the proposed common stock offering, the Company has applied push down accounting as more fully described in Note 2, and the consolidated financial statements have been restated accordingly.

/s/ Coopers & Lybrand L.L.P.

Fort Worth, Texas

April 15, 1996 except for Note 11
as to which the date is August 29, 1996

                         INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors
Kevco, Inc.
Fort Worth, Texas

  We have audited the accompanying balance sheet of Kevco, Inc. (an S-Corporation) as of December 31, 1994, and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kevco, Inc. as of December 31, 1994, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

  As a result of the proposed common stock offering, the Company has applied push down accounting as more fully described in Note 2, and the financial statements have been restated accordingly.

/s/ Rylander, Clay & Opitz, L.L.P

Fort Worth, Texas
March 24, 1995

                                KEVCO, INC.

                          CONSOLIDATED BALANCE SHEETS

                              (IN THOUSANDS)

                                      DECEMBER 31,                  AS ADJUSTED
                                     ----------------   JUNE 30,   JUNE 30, 1996
                                      1994     1995       1996       (NOTE 13)
                                     -------  -------  ----------- -------------
                                                       (UNAUDITED)  (UNAUDITED)
              ASSETS
Current assets:
  Cash and cash equivalents........  $   627  $   977    $    86      $    86
  Trade receivables (less allowance
   for doubtful accounts of $160
   and $75 in 1995 and 1994,
   respectively, and $229 at June
   30, 1996).......................    4,732   14,769     16,443       16,443
  Inventories......................    7,275   18,383     23,668       23,668
  Prepaid expenses and other.......      384      343        399          399
                                     -------  -------    -------      -------
    Total current assets...........   13,018   34,472     40,596       40,596
Property and equipment, net........    2,142    9,758     10,084       10,084
Intangible assets, net.............    2,026   10,270      9,950        9,950
Other assets.......................      357      459        405          405
                                     -------  -------    -------      -------
    Total assets...................  $17,543  $54,959    $61,035      $61,035
                                     =======  =======    =======      =======
 LIABILITIES AND STOCKHOLDERS' EQ-
                UITY
Current liabilities:
  Trade accounts payable...........  $ 3,903  $11,258    $18,159      $18,159
  Accrued liabilities..............    1,352    3,231      4,101        4,101
  Current portion of long-term
   debt............................    3,267    1,057      2,288        6,021
                                     -------  -------    -------      -------
    Total current liabilities......    8,522   15,546     24,548       28,281
Long-term debt, less current
 portion...........................    3,118   30,206     25,539       25,539
Deferred compensation obligation...      333      361        372          372
                                     -------  -------    -------      -------
    Total liabilities..............   11,973   46,113     50,459       54,192
                                     -------  -------    -------      -------
Commitments and contingencies (Note
 7)
Stockholders' equity:
  Common stock, $.01 par value;
   100,000 shares authorized; 4,700
   shares issued (including 306
   shares held in treasury)........       47       47         47           44
  Additional paid-in capital.......    2,837    3,034      3,120        6,799
  Loan to stockholder..............   (4,187)  (3,437)       --           --
  Retained earnings................    7,621    9,950      8,157          --
  Treasury stock, 306 shares at
   cost............................     (748)    (748)      (748)         --
                                     -------  -------    -------      -------
    Total stockholders' equity.....    5,570    8,846     10,576        6,843
                                     -------  -------    -------      -------
    Total liabilities and
     stockholders' equity..........  $17,543  $54,959    $61,035      $61,035
                                     =======  =======    =======      =======

   The accompanying notes are an integral part of the consolidated financial statements.

                                KEVCO, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                          --------------------------  -----------------------------
                           1993     1994      1995        1995            1996
                          -------  -------  --------  -------------   -------------
                                                       (UNAUDITED)     (UNAUDITED)
Net sales...............  $80,257  $99,279  $182,519    $     56,301   $     135,598
Cost of sales...........   67,087   83,625   155,877          47,649         115,247
                          -------  -------  --------    ------------   -------------
    Gross profit........   13,170   15,654    26,642           8,652          20,351
Commission income.......    1,274    1,066     2,610             512           2,700
                          -------  -------  --------    ------------   -------------
                           14,444   16,720    29,252           9,164          23,051
Selling, general and
 administrative
 expenses...............   10,542   11,891    20,839           6,883          14,943
                          -------  -------  --------    ------------   -------------
    Operating income....    3,902    4,829     8,413           2,281           8,108
Other income............      --       800       --              --              --
Interest income.........       83      346       355             186             141
Interest expense........     (425)    (627)   (1,692)           (346)         (1,199)
                          -------  -------  --------    ------------   -------------
    Income before income
     taxes..............    3,560    5,348     7,076           2,121           7,050
State income taxes......      --        51        45              20              25
                          -------  -------  --------    ------------   -------------
    Net income..........  $ 3,560  $ 5,297  $  7,031    $      2,101   $       7,025
                          =======  =======  ========    ============   =============
Supplemental information
 (unaudited) (Note 13):
  Historical income
   before income taxes..                    $  7,076                   $       7,050
  Income tax expense
   adjustments..........                       2,760                           2,750
                                            --------                   -------------
  Supplemental net
   income...............                    $  4,316                   $       4,300
                                            ========                   =============
  Supplemental earnings
   per share............                    $   0.87                   $        0.90
                                            ========                   =============
  Weighted average
   shares outstanding...                       4,946                           4,778


   The accompanying notes are an integral part of the consolidated financial statements.

                                KEVCO, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              (IN THOUSANDS)

                          COMMON STOCK  TREASURY STOCK      ADDITIONAL
                          ------------- -----------------    PAID-IN     LOAN TO   RETAINED
                          SHARES AMOUNT SHARES   AMOUNT      CAPITAL   STOCKHOLDER EARNINGS   TOTAL
                          ------ ------ -------  --------   ---------- ----------- --------  -------
Balance at January 1,
 1993...................  4,700   $47       --        --      $  197         --    $ 4,816   $ 5,060
Net income..............    --    --        --        --         --          --      3,560     3,560
Distribution to
 stockholders...........    --    --        --        --         --          --     (2,030)   (2,030)
Loan to stockholder.....    --    --        --        --         --      $(5,000)      --     (5,000)
Collections from
 stockholder............    --    --        --        --         --           63       --         63
Acquisition by majority
 stockholder............    --    --        --        --       2,640         --        --      2,640
Purchase of treasury
 stock..................    --    --        306  $   (748)       --          --        --       (748)
                          -----   ---    ------  --------     ------     -------   -------   -------
Balance at December 31,
 1993...................  4,700    47       306      (748)     2,837      (4,937)    6,346     3,545
Net income..............    --    --        --        --         --          --      5,297     5,297
Distribution to
 stockholders...........    --    --        --        --         --          --     (4,022)   (4,022)
Collections from
 stockholder............    --    --        --        --         --          750       --        750
                          -----   ---    ------  --------     ------     -------   -------   -------
Balance at December 31,
 1994...................  4,700    47       306      (748)     2,837      (4,187)    7,621     5,570
Net income..............    --    --        --        --         --          --      7,031     7,031
Distribution to
 stockholders...........    --    --        --        --         --          --     (4,702)   (4,702)
Collections from
 stockholder............    --    --        --        --         --          750       --        750
Contributed capital.....    --    --        --        --         197         --        --        197
                          -----   ---    ------  --------     ------     -------   -------   -------
Balance at December 31,
 1995...................  4,700    47       306      (748)     3,034      (3,437)    9,950     8,846
Net income (unaudited)..    --    --        --        --         --          --      7,025     7,025
Distribution to
 stockholders
 (unaudited)............    --    --        --        --         --          --     (5,756)   (5,756)
Collections from
 stockholder
 (unaudited)............    --    --        --        --         --          375       --        375
Distribution of loan to
 stockholder
 (unaudited)............    --    --        --        --         --        3,062    (3,062)      --
Contributed capital
 (unaudited)............    --    --        --        --          86         --        --         86
                          -----   ---    ------  --------     ------     -------   -------   -------
Balance at June 30,
 1996...................  4,700   $47       306  $   (748)    $3,120     $   --    $ 8,157   $10,576
                          =====   ===    ======  ========     ======     =======   =======   =======


   The accompanying notes are an integral part of the consolidated financial statements.

                                KEVCO, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              (IN THOUSANDS)

                         YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                         -------------------------  ----------------------------
                          1993     1994     1995        1995            1996
                         -------  -------  -------  ------------    ------------
                                                    (UNAUDITED)     (UNAUDITED)
Cash flows from
 operating activities:
 Net income............. $ 3,560  $ 5,297  $ 7,031    $      2,101    $      7,025
 Adjustments to
  reconcile net income
  to net cash provided
  by operating
  activities:
   Depreciation and
    amortization........     309      349      991             208             878
   Gain on sale of
    assets..............      (9)     (11)     (16)             (6)             (3)
   Deferred compensation
    obligation..........       2       (7)      28              10              11
   Changes in assets and
    liabilities, net of
    effects from
    purchase of Service
    Supply Systems,
    Inc.:
     Trade receivables,
      net...............    (586)    (835)  (2,014)         (1,663)         (1,674)
     Inventories........  (1,262)  (1,335)  (1,127)         (1,488)         (5,285)
     Prepaid expenses
      and other.........     (31)      (9)      71              73             (56)
     Trade accounts
      payable...........   1,650     (591)   3,650           3,399           6,901
     Accrued
      liabilities.......     293      218     (166)             64             570
                         -------  -------  -------    ------------    ------------
   Net cash provided by
    operating
    activities..........   3,926    3,076    8,448           2,698           8,367
                         -------  -------  -------    ------------    ------------
Cash flows from
 investing activities:
 Purchase of equipment..    (258)    (432)  (2,844)           (262)           (884)
 Proceeds from sale of
  assets................       9       11      594               7               3
 Decrease (increase) in
  other assets..........     377      (47)     180             (51)             54
 Purchase of Service
  Supply Systems, Inc.,
  net of cash acquired..     --       --   (17,449)            --              --
 Loan origination fees..     --       --      (913)            --              --
                         -------  -------  -------    ------------    ------------
   Net cash provided
    (used) by investing
    activities..........     128     (468) (20,432)           (306)           (827)
                         -------  -------  -------    ------------    ------------
Cash flows from
 financing activities:
 Proceeds (payment) of
  line of credit, net...     --     2,400   (4,587)          1,000             --
 Distributions paid.....  (2,030)  (4,022)  (4,702)         (3,880)         (5,456)
 Payments of long-term
  debt..................    (177)  (1,578)  (1,900)           (434)        (29,336)
 Capital contributions..     --       --       197             107              86
 Proceeds from long-term
  debt..................   3,000      --    30,700             --           25,900
 Payment of acquired
  debt..................     --       --    (8,124)            --              --
 Long-term loan to
  stockholder...........  (5,000)     --       --              --              --
 Collections on loan to
  stockholder...........      63      750      750             375             375
                         -------  -------  -------    ------------    ------------
   Net cash (used)
    provided by
    financing
    activities..........  (4,144)  (2,450)  12,334          (2,832)         (8,431)
                         -------  -------  -------    ------------    ------------
Net (decrease) increase
 in cash and cash
 equivalents............     (90)     158      350            (440)           (891)
Beginning cash and cash
 equivalents............     559      469      627             627             977
                         -------  -------  -------    ------------    ------------
Ending cash and cash
 equivalents............ $   469  $   627  $   977    $        187    $         86
                         =======  =======  =======    ============    ============
Supplemental cash flow
 information:
 Cash paid during the
  period for:
   Interest............. $   404  $   604  $ 1,471    $        329    $      1,192
                         =======  =======  =======    ============    ============

                                  (Continued)

                               KEVCO, INC.

                              (IN THOUSANDS)

  Supplemental schedule of noncash investing and financing activities:

  During 1993, the Company's current majority stockholder purchased all remaining outstanding shares of common stock for a purchase price of $5,748. Of this amount, $748 was payable from the Company to the previous stockholder and represents a non-cash stock for debt transaction. The remaining $5,000 was paid by the current majority stockholder to the previous stockholder in cash. This stock purchase transaction resulted in goodwill being recognized in the amount of $2,026 and a non-cash inventory write-up of $614.

  Capital lease obligations of $16 and $162 were incurred when the Company entered into capital leases for property and equipment in 1994 and 1993, respectively.

  During 1995, the Company purchased all of the capital stock of Service Supply Systems, Inc. for approximately $17,700. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired.......................................... $32,400
Cash paid for the capital stock........................................  17,700
                                                                        -------
  Liabilities assumed.................................................. $14,700
                                                                        =======

  Of the $14,700 in liabilities assumed, approximately $8,100 was immediately paid off with the proceeds from long-term debt.

  Non-compete obligations of $544 were incurred when the Company purchased Service Supply Systems, Inc. and entered into two non-compete agreements which are being amortized over the life of the agreements.

  As of June 30, 1996, the Company had declared distributions to stockholders of $300 which had not yet been paid.



   The accompanying notes are an integral part of the consolidated financial statements.

                               KEVCO, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION WITH RESPECT TO JUNE 30, 1996 AND THE SIX MONTH PERIODS
                  ENDED JUNE 30, 1996 AND 1995 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Company Restructuring

  Prior to the effective date of the common stock offering (the "Offering"), Kevco, Inc. (the "Company") will restructure and create an operating company subsidiary with a subsidiary. Accordingly, these financial statements are referred to as consolidated financial statements.

 Description of Operations

  The Company manufactures and distributes products and materials for use by the manufactured housing and recreational vehicle industries.

 Interim Financial Statements

  In the opinion of management, the unaudited interim consolidated financial statements at June 30, 1996 and for the six-month periods ended June 30, 1996 and 1995 include all adjustments, consisting of normal recurring accruals, necessary to present fairly the Company's consolidated financial position at June 30, 1996 and the consolidated results of operations and cash flows for the six-month periods ended June 30, 1996 and 1995. Results for the period ended June 30, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year.

 Cash and Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, deposits with banks and all highly liquid investments with original maturities at date of purchase of three months or less. The carrying value of cash and cash equivalents approximates fair value as of December 31, 1995.

 Inventories

  Inventories are stated at the lower of cost or market. Inventories purchased for resale are valued using the last-in, first-out (LIFO) method. Manufactured inventories are valued using the first-in, first-out (FIFO) method. Had the first-in, first-out method been used to determine purchased inventory cost, inventories would have increased by approximately $1,258,000 and $762,000 at December 31, 1995 and 1994, respectively and $1,258,000 at June 30, 1996. For the years ended December 31, 1995 and 1994 and the six months ended June 30, 1996, the percentage of inventory valued at LIFO was 81%, 100% and 83%, respectively.

 Property and Equipment

  Property and equipment are carried at cost less accumulated depreciation. Additions to and major improvements of property and equipment are capitalized. Maintenance and repair costs are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the operations for the period.

  Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

     Buildings....................................................      40 years
     Furniture and equipment...................................... 5 to 10 years
     Transportation equipment..................................... 4 to 10 years
     Leasehold improvements.......................................      10 years

                               KEVCO, INC.

  (INFORMATION WITH RESPECT TO JUNE 30, 1996 AND THE SIX MONTH PERIODS ENDED
                     JUNE 30, 1996 AND 1995 IS UNAUDITED)

 Intangible Assets

  Non-compete agreements are amortized on a straight-line basis over the terms of the related agreements (24 to 30 months). Loan origination fees associated with the acquisition of the Company's term debt and revolving credit facility have been capitalized and are being amortized on a straight line basis over five years. The excess of acquisition cost of acquired businesses over the fair value of net assets acquired ("goodwill") is amortized, using the straight-line method, over 40 years. The Company reviews goodwill to assess recoverability periodically. Impairment would be recognized in operating results if expected future operating undiscounted cash flows of the acquired business are less than the carrying value of goodwill.

 Deferred Compensation Obligation

  The Company has entered into deferred compensation agreements with certain employees, whereby payments will be made upon death or retirement for a ten year period. The agreements are partially funded by life insurance contracts and a liability has been recorded at the present value of the anticipated future payments.

 Revenue Recognition

  Revenue from product sales is recognized at the time of shipment or the time of receipt in the case of direct shipments from vendors to customers. Commissions are recognized as earned.

 Income Taxes

  The Company's stockholders have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. As a result, there is no provision for federal income taxes in the accompanying financial statements, as such taxes are the responsibility of the individual stockholders.

 Interest Rate Hedge

  The Company entered into an interest rate collar agreement in conjunction with its primary credit facility to alter interest rate exposure. Amounts expected to be paid or received on the interest rate collar are recognized as adjustments to interest expense.

 Concentration of Credit Risk

  The Company's sales are primarily to the manufactured housing and recreational vehicle industries across a wide geographical area and the Company generally requires no collateral from customers. The Company had sales to two customers representing approximately 12% and 8% of net sales in 1995, 12% and 10% in 1994, and 10% and 8% in 1993.

  The Company estimates future credit losses based on continual evaluation of customers' financial condition, historical loss experience and current economic conditions. The estimated future credit losses are expensed through an allowance for doubtful receivables and actual credit losses are charged to the allowance when incurred.

  The Company regularly maintains cash balances at financial institutions in excess of federally insured limits.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses in the reporting periods. Actual results could differ from those estimates.

                               KEVCO, INC.

  (INFORMATION WITH RESPECT TO JUNE 30, 1996 AND THE SIX MONTH PERIODS ENDED
                     JUNE 30, 1996 AND 1995 IS UNAUDITED)

 Recent Accounting Pronouncements

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This Statement, which became effective in 1996, requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As of June 30, 1996, no such events or changes in circumstances have occurred which management believes would indicate that the carrying amount of an asset may not be recoverable. Management continues to believe that this statement will not have a material effect on the Company's future financial position, operating results, cash flow or liquidity.

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. This statement requires a determination of the fair value of stock options at the date of grant for stock options issued after December 15, 1995. This statement permits an entity to continue to apply the accounting provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, but the Company must comply with the disclosure requirements of SFAS No. 123. The Company has adopted the disclosure method of presentation as allowed under SFAS No. 123 and such disclosures will be made in the December 31, 1996 consolidated financial statements.

 Stock-split

  As described in Note 11, on August 29, 1996, the Company effected a .47-for-1 reverse stock split of its common stock. All share and per share amounts included in the accompanying financial statements and notes have been restated to reflect the stock split.

 Unaudited Supplemental Net Income

  Supplemental net income represents the results of operations adjusted to reflect a provision for income tax on historical income before income taxes, which gives effect to the change in the Company's income tax status to a C corporation prior to the public sale of its common stock. The difference between the supplemental income tax rates utilized and the federal statutory rate of 34% relates primarily to state income taxes (5%, net of federal tax benefit).

 Unaudited Supplemental Earnings Per Share

  Supplemental earnings per share has been computed by dividing supplemental net income by the weighted average number of shares of common stock outstanding during the period.

  In accordance with a regulation of the Securities and Exchange Commission, supplemental earnings per share data have been presented to reflect the effect of the assumed issuance of that number of shares of common stock that would generate sufficient cash to pay an S corporation distribution in an amount equal to previously taxed but undistributed earnings at December 31, 1995 and June 30, 1996.

  Historical net income per common share is not presented because it is not indicative of the ongoing entity.

 Unaudited As Adjusted Balance Sheet

  As adjusted balance sheet information as of June 30, 1996 has been presented to reflect (a) the S corporation distribution of undistributed earnings previously taxed at the stockholder level, (b) the retirement of the treasury stock, and (c) the presentation of undistributed retained earnings as additional paid-in capital. (See Note 13).

                               KEVCO, INC.

  (INFORMATION WITH RESPECT TO JUNE 30, 1996 AND THE SIX MONTH PERIODS ENDED
                     JUNE 30, 1996 AND 1995 IS UNAUDITED)

2. ACQUISITIONS:

  The Company purchased all of the capital stock of Service Supply Systems, Inc. ("Service Supply") on June 30, 1995 for approximately $17,700,000 and at that date merged Service Supply with and into the Company. The acquisition was accounted for as a purchase and, accordingly, the operating results of Service Supply have been included in the operating results of the Company since June 30, 1995. The acquisition cost in excess of the fair value of net assets of Service Supply of $7,087,000 has been accounted for as goodwill and will be amortized over its useful life of 40 years.

  The following summary, prepared on a pro forma basis, combines the results of operations as if Service Supply had been acquired as of the beginning of each of the two fiscal years presented, after including the impact of adjustments for amortization of intangibles, income taxes and interest expense on the acquisition debt (in thousands, except per share data).

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1994        1995
                                                        ----------- -----------
                                                              (UNAUDITED)
     Net sales......................................... $   200,189 $   241,846
     Net income........................................ $     6,042 $     8,893
     Earnings per share................................ $      1.28 $      1.80
     Weighted average shares outstanding...............       4,733       4,946

  The pro forma information is presented for informational purposes only and is not necessarily indicative of operating results that would have occurred had the acquisition been consummated as of the above dates, nor are they necessarily indicative of future operating results.

  Effective October 26, 1993, the Company repurchased 305,500 shares of common stock from one of its 50% stockholders ("Selling Stockholder") in exchange for the issuance of a promissory note in the original principal amount of $747,500 and bearing interest at a floating rate, which was 6% per annum on the date of the note; such note was retired in 1994. Also effective October 26, 1993, the Company's other 50% stockholder ("Buying Stockholder") purchased Selling Stockholder's 2,044,500 remaining common shares in exchange for approximately $5.0 million cash and, in order to facilitate such purchase, the Company loaned Buying Stockholder $5.0 million. The loan is payable in monthly principal installments of $62,500 plus interest at 9% per annum as of December 31, 1995 with the final installment due in November 1997. These transactions resulted in the Company becoming wholly owned by the Buying Stockholder resulting in a partial change in basis. Accordingly, the previously issued financial statements have been restated to apply push down accounting as required by Staff Accounting Bulletin Topic 5-J. The acquisition cost in excess of the fair value of the net assets acquired has been accounted for as goodwill and is being amortized over an estimated useful life of 40 years. The results of operations of the Company would not have been significantly different had this transaction occurred as of January 1, 1993. As of June 30, 1996, $3.1 million remained outstanding under the loan to the Buying Stockholder, and effective as of such date, the note evidencing this loan was distributed to the Company's stockholders.

                               KEVCO, INC.

  (INFORMATION WITH RESPECT TO JUNE 30, 1996 AND THE SIX MONTH PERIODS ENDED
                   JUNE 30, 1996 AND 1995 IS UNAUDITED)
3. INVENTORIES:

  Inventories are comprised of the following (in thousands):

                                                          DECEMBER 31,
                                                         -------------- JUNE 30,
                                                          1994   1995     1996
                                                         ------ ------- --------
   Raw materials........................................ $  --  $ 2,314 $ 2,591
   Work-in-process......................................    --      303     364
   Finished goods.......................................    --      828   1,059
   Goods held for resale................................  7,275  14,938  19,654
                                                         ------ ------- -------
                                                         $7,275 $18,383 $23,668
                                                         ====== ======= =======

4. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following (in thousands):

                                                      DECEMBER 31,
                                                     ----------------  JUNE 30,
                                                      1994     1995      1996
                                                     -------  -------  --------
   Land............................................. $   --   $   242  $   242
   Buildings........................................   2,231    4,774    5,123
   Furniture and equipment..........................   2,246    5,213    5,616
   Transportation equipment.........................     832    3,232    3,326
   Leasehold improvements...........................     412      503      537
                                                     -------  -------  -------
                                                       5,721   13,964   14,844
   Less accumulated depreciation....................  (3,579)  (4,206)  (4,760)
                                                     -------  -------  -------
     Property and equipment, net.................... $ 2,142  $ 9,758  $10,084
                                                     =======  =======  =======

  Property and equipment under capital leases consists of buildings of $2,231,000 and furniture and equipment of $640,000 at December 31, 1995 and 1994 and June 30, 1996, and accumulated depreciation of $1,846,000 and $1,710,000 at December 31, 1995 and 1994, respectively, and $1,914,000 at June 30, 1996. Included in transportation equipment is an aircraft purchased during 1995 with a net book value of $2,050,000 as of December 31, 1995.

5. INTANGIBLE ASSETS:

  Intangible assets consist of the following (in thousands):

                                              DECEMBER 31, DECEMBER 31, JUNE 30,
                                                  1994         1995       1996
                                              ------------ ------------ --------
   Goodwill..................................    $2,026      $ 9,113     $9,113
   Loan origination fees.....................       --           913        913
   Non-compete agreements....................       --           544        544
                                                 ------      -------     ------
                                                  2,026       10,570     10,570
   Less accumulated amortization.............       --          (300)      (620)
                                                 ------      -------     ------
     Intangible assets, net..................    $2,026      $10,270     $9,950
                                                 ======      =======     ======

                               KEVCO, INC.

  (INFORMATION WITH RESPECT TO JUNE 30, 1996 AND THE SIX MONTH PERIODS ENDED
                     JUNE 30, 1996 AND 1995 IS UNAUDITED)
6. LONG-TERM DEBT:

  Long-term debt consists or the following (in thousands):

                                                    DECEMBER 31,
                                                   ----------------  JUNE 30,
                                                    1994     1995      1996
                                                   -------  -------  --------
   Term debt payable to a bank with interest pay-
    able monthly and quarterly principal payments
    of $625 commencing on October 1, 1996 until
    maturity at June 30, 2001. Interest is paid at
    LIBOR rates based on pricing options selected
    by the Company plus a margin determined by op-
    erating statistics of the Company (7.54% at
    December 31, 1995 and 7.31% at June 30,
    1996)......................................... $   --   $14,500  $14,500
   Revolving credit facility payable to a bank,
    due June 30, 1998, with interest payable
    monthly. Interest is paid at the bank's prime
    rate or LIBOR rates based on pricing options
    selected by the Company plus a margin deter-
    mined by operating statistics of the Company
    (7.93% at December 31, 1995 and 7.49% at June
    30, 1996). $5,261, net of an outstanding let-
    ter of credit in the amount of $239, was
    available under the credit facility at Decem-
    ber 31, 1995..................................     --    14,500   11,300
   Capital lease obligations to related party,
    collateralized by equipment, maturing through
    2007, with interest rates from 13.9% to
    26.8%.........................................   1,798    1,681    1,615
   Obligations payable under non-compete and
    consulting agreements, due in 24 to 48 months
    with payments ranging from $3,000 to $10,833
    per month, maturing through 1999, interest
    imputed at 8.50%..............................     --       582      412
   Note payable to bank, due in monthly payments
    of $62,500 plus interest at the bank's prime
    rate of 9%, maturing on November 1, 1997, col-
    lateralized by inventory, accounts receivable,
    property and equipment, common stock of the
    Company and guaranty of majority stockhold-
    er............................................   2,187      --       --
   Line of credit payable to a bank with interest
    at 8.50% due October 1995, collateralized by
    inventory, accounts receivable, property and
    equipment, common stock of the Company and
    guaranty of majority stockholder.............. $ 2,400  $   --   $   --
                                                   -------  -------  -------
                                                     6,385   31,263   27,827
   Less current portion...........................  (3,267)  (1,057)  (2,288)
                                                   -------  -------  -------
                                                   $ 3,118  $30,206  $25,539
                                                   =======  =======  =======

  The term debt and revolving credit facility are collateralized by inventory, accounts receivable and property and equipment and upon consummation of the Offering will be collateralized by substantially all of the assets of the Company and its subsidiaries including a pledge of all outstanding capital stock of such subsidiaries. The

                               KEVCO, INC.

  (INFORMATION WITH RESPECT TO JUNE 30, 1996 AND THE SIX MONTH PERIODS ENDED
                     JUNE 30, 1996 AND 1995 IS UNAUDITED)
related credit agreement contains certain restrictions and conditions which include cash flow requirements, limitations on acquisitions of property and equipment and restrictions on distributions to stockholders.

  The following are scheduled maturities of debt at December 31, 1995 (in thousands):

      YEAR ENDING
     DECEMBER 31,
     ------------
      1996.............................................................  $ 1,057
      1997.............................................................    2,867
      1998.............................................................   17,131
      1999.............................................................    2,627
      2000.............................................................    2,614
      Thereafter.......................................................    4,967
                                                                         -------
                                                                         $31,263
                                                                         =======

  In addition, the Company has entered into an interest rate hedge agreement in the notional amount of $15.0 million, whereby the Company will receive interest payments should LIBOR increase above 9.00% and, conversely, will make interest payments should LIBOR decrease below 5.25%, the effect of which limits the Company's interest expense within the range of 9.00% to 5.25% LIBOR on $15.0 million of debt. Management intends to hold the interest rate hedge until maturity on August 28, 1998. The Company has incurred no gain or loss related to this interest rate hedge for the year ended December 31, 1995.

  The fair value of long-term debt, inclusive of the interest rate hedge agreement, was approximately $32.0 million as of December 31, 1995. The fair value of the Company's long-term debt was calculated by discounting future cash flows using an estimated fair market value interest rate.

7. COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company leases various equipment and buildings under capital and noncancelable operating leases with an initial term in excess of one year. As of December 31, 1995, future minimum rental payments required under these capital and operating leases are summarized as follows (in thousands):

                                                              CAPITAL  OPERATING
       YEAR ENDING DECEMBER 31,                               LEASES    LEASES
       ------------------------                               -------  ---------
       1996.................................................. $   432   $1,969
       1997..................................................     432    1,743
       1998..................................................     363    1,445
       1999..................................................     340    1,012
       2000..................................................     340      602
       Thereafter............................................   1,877      516
                                                              -------   ------
       Total.................................................   3,784   $7,287
                                                                        ======
     Less amount representing interest.......................  (2,103)
                                                              -------
     Present value of minimum lease payments................. $ 1,681
                                                              =======

  Rental expense for operating leases was $2,640,000, $1,574,000 and $1,469,000 for the years ended December 31, 1995, 1994 and 1993, respectively and $1,941,000 for the six months ended June 30, 1996.

                               KEVCO, INC.

  (INFORMATION WITH RESPECT TO JUNE 30, 1996 AND THE SIX MONTH PERIODS ENDED
                     JUNE 30, 1996 AND 1995 IS UNAUDITED)

 Employment Agreements

  The Company has entered into an employment agreement with its majority stockholder for a five-year term renewable annually and has entered into a consulting agreement with a former stockholder through October 1998.

 Litigation

  There are claims and pending actions incident to the business operations of the Company. Management does not expect resolution of these matters to have a material adverse effect on the Company's financial position or future results of operations or cash flows.

8. RETIREMENT PLAN:

  The Company has a defined contribution retirement plan that covers substantially all full-time employees and is qualified under Section 401(k) of the Internal Revenue Code. Under the plan, employees may voluntarily contribute a percentage of their compensation to the plan and the Company may make discretionary contributions. Retirement plan expense for the years ended December 31, 1995, 1994 and 1993 was $225,000, $150,000 and $125,000,
respectively and $180,000 for the six months ended June 30, 1996.

9. RELATED PARTY TRANSACTIONS:

  The Company leases certain buildings and data processing equipment under capital leases from partnerships partially owned by the majority stockholder of the Company. Two of the leased warehouses were financed through economic development and industrial revenue bonds; one series of which was issued by Newton, Kansas in the original principal amount of $575,000, and with respect to which, the Company is the sub-lessee of the premises and a co-guarantor, and one series of which was issued by Elkhart, Indiana in the original principal amount of $400,000, and with respect to which, the Company is the lessee of the premises and has agreed to perform the obligations of the lessor contained in the mortgage. Lease payments for the facilities and equipment were approximately $672,000, $672,000 and $656,000 in 1995, 1994 and 1993,
respectively, and approximately $336,000 for the six months ended June 30, 1996. (See Note 6).

  The Company loaned its majority stockholder $5.0 million in 1993, payable in monthly principal installments of $62,500 plus interest at 9% at December 31, 1995, due November 1997. The Company distributed the Loan to stockholder to the Company's stockholders effective June 30, 1996.

10. STOCK OPTIONS:

  During 1995, the Company issued options to purchase 47,854 shares of the Company's common stock. As of June 30, 1996, 47,854 of these options were still outstanding. The option price is $5.64 per share, exercisable over a ten-year vesting period, expiring June 19, 2004 although immediately exercisable as of the effective date of the common stock offering. No shares have been exercised.

  Effective January 1, 1996, the Company issued options to purchase 392,450 shares with an option price of $11.17 exercisable over a three-year vesting period, expiring in seven years although immediately exercisable as of the effective date of the common stock offering. As of June 30, 1996, 383,520 of these options were still outstanding. No shares have been exercised.

11. STOCK SPLIT:

  During 1994, the Company's board of directors authorized a 10,000-to-1 stock split with $.01 par value common stock exchanged for cancellation of all $1.00 par value common stock previously issued. As a result,

                               KEVCO, INC.

  (INFORMATION WITH RESPECT TO JUNE 30, 1996 AND THE SIX MONTH PERIODS ENDED
                     JUNE 30, 1996 AND 1995 IS UNAUDITED)
the stockholders received 10,000 shares of common stock for each share previously held. The par value of the additional shares of common stock issued in connection with the stock split ($99,000) was credited to common stock and a like amount charged to paid-in capital in 1994. On August 29, 1996, the Company effected a .47-for-1 reverse stock split of its common stock. All share and per share amounts included in the accompanying financial statements and footnotes have been restated to reflect both of these stock splits.

12. OTHER INCOME:

  The Company received $800,000 in 1994 from a disability insurance policy on a former stockholder who was determined disabled and used the proceeds to retire a note payable to the former stockholder.

13. UNAUDITED AS ADJUSTED AND SUPPLEMENTAL INFORMATION:

  The following unaudited as adjusted and supplemental information reflects certain assumptions regarding transactions and their effects that would occur as a result of the Offering.

 Unaudited As Adjusted Consolidated Balance Sheet

  The unaudited as adjusted consolidated balance sheet at June 30, 1996 reflects adjustments to effect the conversion of the Company to a C corporation. Prior to this conversion, the Company will distribute an amount equal to undistributed earnings that were previously taxed at the stockholder level at June 30, 1996, which was $3.7 million. No adjustment has been made to give effect to the distribution to the Company's stockholders in the amount of any S corporation earnings for the period from July 1, 1996 through the consummation of this Offering, which will be taxed at the stockholder level. Additionally, the unaudited as adjusted consolidated balance sheet reflects the retirement of treasury stock and the presentation of undistributed earnings as additional paid-in capital.

 Unaudited Supplemental Consolidated Income Information

  The unaudited supplemental consolidated information as shown on the income statement is presented to show the effects of income tax expense related to the Company's anticipated termination of its Subchapter S corporation status. The unaudited supplemental income tax expense adjustment is presented as if the Company had been a C corporation subject to federal and state income taxes throughout the periods presented at an effective tax rate of 39%.

  The supplemental information is presented for informational purposes only and is not necessarily indicative of operating results that would have occurred had the Company elected to terminate its Subchapter S corporation status as of the beginning of each of the periods presented, nor are they necessarily indicative of future operating results.

 Unaudited Supplemental Earnings Per Share

  Supplemental earnings per share has been computed by dividing supplemental net income by the weighted average number of shares of common stock outstanding during the period.

  In accordance with a regulation of the Securities and Exchange Commission, supplemental earnings per share data have been presented to reflect the effect of the assumed issuance of that number of shares of common stock that would generate sufficient cash to pay an S corporation distribution in an amount equal to previously taxed but undistributed earnings at December 31, 1995 and June 30, 1996.

  Historical net income per common share is not presented because it is not indicative of the ongoing entity.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Service Supply Systems, Inc.

  We have audited the accompanying consolidated statements of income and cash flows of Service Supply Systems, Inc. and Subsidiary for the years ended December 31, 1994, 1993, and 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Service Supply Systems, Inc. and Subsidiary for the years ended December 31, 1994, 1993, and 1992 in conformity with generally accepted accounting principles.

/s/ Rumsey & Huckaby, P.C.

Cordele, Georgia
February 28, 1995

                  SERVICE SUPPLY SYSTEMS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                              (IN THOUSANDS)

                                     YEARS ENDED DECEMBER 31,     SIX MONTHS
                                     --------------------------      ENDED
                                      1992     1993      1994    JUNE 30, 1995
                                     -------  -------  --------  -------------
                                                                  (UNAUDITED)
Net sales........................... $59,804  $73,625  $100,910     $59,327
Cost of sales.......................  51,493   63,234    88,029      51,972
                                     -------  -------  --------     -------
  Gross profit......................   8,311   10,391    12,881       7,355
Commission income...................     913    1,219     1,953       1,383
                                     -------  -------  --------     -------
                                       9,224   11,610    14,834       8,738
Selling, general and administrative
 expenses...........................   7,978    9,345    11,899       5,904
                                     -------  -------  --------     -------
  Operating income..................   1,246    2,265     2,935       2,834
Other income........................       4        4        33           1
Interest income.....................      15       23       --          --
Interest expense....................    (372)    (314)     (582)       (407)
                                     -------  -------  --------     -------
  Income before income taxes........     893    1,978     2,386       2,428
Provision for income taxes..........     330      732       871         843
                                     -------  -------  --------     -------
  Net income........................ $   563  $ 1,246  $  1,515     $ 1,585
                                     =======  =======  ========     =======



   The accompanying notes are an integral part of the consolidated financial statements.

                  SERVICE SUPPLY SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              (IN THOUSANDS)

                                      YEARS ENDED DECEMBER 31,      SIX MONTHS
                                     ----------------------------      ENDED
                                       1992      1993      1994    JUNE 30, 1995
                                     --------  --------  --------  -------------
                                                                    (UNAUDITED)
Cash flows from operating activi-
 ties:
 Net income........................  $    563  $  1,246  $  1,515     $ 1,585
 Adjustments to reconcile net
  income to net cash provided
  (used) by operating activities:
   Depreciation and amortization...       290       332       515         364
   (Gain) loss on disposal of
    assets.........................        (5)        6       (33)         (1)
   Increase in deferred tax asset..        (3)      (13)     (266)        --
   Changes in assets and
    liabilities:
    Accounts receivable, net.......    (1,117)      314    (2,279)     (2,235)
    Inventories....................    (1,075)   (1,372)   (2,346)        135
    Other receivables..............       131      (145)     (206)        191
    Prepaid expenses...............         3       131      (250)        110
    Accounts payable...............       899       304       590         928
    Accrued expenses...............       292       643     1,239        (573)
                                     --------  --------  --------     -------
     Net cash provided (used) by
      operating activities.........       (22)    1,446    (1,521)        504
                                     --------  --------  --------     -------
Cash flows from investing
 activities:
 Purchase of property and
  equipment........................       (63)     (460)   (3,850)       (234)
 Proceeds from sale of assets......        34        24        77           2
 Payments received from other note
  receivable.......................        13        23       --          --
 Other assets......................       --        --        (25)         26
 Cash surrender value of insurance
  policies.........................       (35)      103       (34)        (15)
                                     --------  --------  --------     -------
     Net cash used by investing
      activities...................       (51)     (310)   (3,832)       (221)
                                     --------  --------  --------     -------
Cash flows from financing
 activities:
 Proceeds from new borrowings......     2,644     3,113     8,290       7,922
 Payments of long-term debt........    (2,881)   (4,700)   (3,113)     (8,291)
 Common stock repurchases..........        (9)      (14)      --          --
 Proceeds from the issuance of
  common stock.....................       317       536       --          257
 Dividends paid....................       --        (66)     (123)       (193)
 Loan to stockholders..............       --        (25)      --          --
 Collections on loan to
  stockholders.....................       --        --        153         --
 Stock subscriptions receivable....       --         25       149          23
                                     --------  --------  --------     -------
     Net cash provided (used) by
      financing activities.........        71    (1,131)    5,356        (282)
                                     --------  --------  --------     -------
Net (decrease) increase in cash and
 cash equivalents..................        (2)        5         3           1
Beginning cash and cash
 equivalents.......................        22        20        25          28
                                     --------  --------  --------     -------
Ending cash and cash equivalents...  $     20  $     25  $     28     $    29
                                     ========  ========  ========     =======

   The accompanying notes are an integral part of the consolidated financial statements.

                  SERVICE SUPPLY SYSTEMS, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

  Service Supply Systems, Inc. (the "Company") is in the business of procuring, producing, transporting, storing and wholesaling plumbing and building parts to the housing industry. It also acts as warehousing and sales agent for certain manufacturers of housing components. The Company has operations in Georgia, Florida, Alabama, North Carolina and Texas. The Company extends credit to its customers in these states during the normal course of business.

 Interim Financial Statements

  In the opinion of management, the unaudited interim consolidated financial statements at June 30, 1995 and for the six-month period ended June 30, 1995 include all adjustments, consisting of normal recurring accruals, necessary to present fairly the Company's consolidated results of operations and cash flows for the six-month period ended June 30, 1995. Results for the period ended June 30, 1995 are not necessarily indicative of the results to be expected for the entire fiscal year.

 Property and Equipment

  Property and equipment are recorded at cost. The Company uses the straight-line and declining-balance methods to recognize depreciation over the estimated useful lives of the related assets. Estimated useful lives range from three to thirty-nine years.

 Principles of Consolidation

  The financial statements are a presentation of Service Supply Systems, Inc. consolidated with its wholly-owned subsidiary, Sunbelt Wood Components, Inc. All intercompany accounts and transactions are eliminated in consolidation.

 Inventories

  Inventories are valued at the lower of cost or market. Market is replacement cost or net realizable value. Inventories purchased for resale are valued using the last-in, first-out (LIFO) method. Manufactured inventories are valued using the first-in, first-out (FIFO) method. For the years ended December 31, 1994, 1993 and 1992, the percentage of inventory valued at LIFO was 79%, 75% and 80%, respectively. The LIFO reserve at December 31, 1994, 1993 and 1992 was $565,150, $242,916 and $256,626, respectively.

 Income Taxes

  Incomes taxes are provided on pre-tax earnings reported in the financial statements. Deferred income taxes have been provided on the future tax effects of differences between the financial statement and tax values of assets and liabilities.

 Employee Stock Ownership Plan (ESOP)

  Dividends on shares held by the ESOP are charged to retained earnings.

                  SERVICE SUPPLY SYSTEMS, INC. AND SUBSIDIARY

2. INCOME TAXES

  The provision for income taxes is summarized as follows:

                                                   1992      1993      1994
                                                 --------  --------  --------
   Federal income taxes......................... $296,000  $662,000  $993,793
   State income taxes...........................   36,000    83,000   142,222
   Deferred income taxes on temporary
    differences.................................   (2,000)  (13,000) (265,015)
                                                 --------  --------  --------
   Provision for income taxes                    $330,000  $732,000  $871,000
                                                 ========  ========  ========

  A reconciliation between the taxes due on pre-tax income using the effective
Federal and State tax rates and the provision for income taxes is as follows:

                                                   1992      1993      1994
                                                 --------  --------  --------
   Tax at effective rates....................... $338,000  $727,000  $905,000
   Permanent differences and other adjusting
    items.......................................   (8,000)    5,000   (34,000)
                                                 --------  --------  --------
                                                 $330,000  $732,000  $871,000
                                                 ========  ========  ========

  At December 31, 1994, a deferred tax asset of $300,000 is included in prepaid expenses. This represents the estimated future tax effects attributable to temporary differences in tax and financial accounting for accounts receivable, inventory and accrued liabilities.

3. LEASES AND RELATED PARTIES

  The Company leases land, buildings, autos, trucks, trailers and equipment under operating leases. Rental expense for the years ended December 31, 1994, 1993 and 1992 amounted to $1,136,784, $1,299,744 and $1,194,359, respectively.

  Some of these leases were paid to partnerships which are comprised of stockholders and officers of the Company. Rental expenses paid to these partnerships for the years ended December 31, 1994, 1993 and 1992 amounted to $136,000, $496,555 and $466,570, respectively.

  As of December 31, 1994, future minimum lease payments under noncancelable terms were as follows for the five succeeding years:

            1995.............................. $  866,567
            1996..............................    808,925
            1997..............................    795,325
            1998..............................    739,571
            1999..............................    319,944
                                               ----------
              Total........................... $3,530,332
                                               ==========

4. EMPLOYEE STOCK OWNERSHIP PLAN

  The Company has an Employee Stock Ownership Plan covering all of its employees. It provides for discretionary contributions by the Company as determined annually by the Board of Directors, up to the maximum amount permitted under the Internal Revenue Code. The plan is a qualified profit sharing plan required to invest primarily in Company stock. Contributions are allocated to participants on a nondiscriminatory formula basis.

                  SERVICE SUPPLY SYSTEMS, INC. AND SUBSIDIARY

  The Company contributed $732,286, $574,709 and $477,390 to the plan in 1994, 1993 and 1992 respectively. The plan purchased 6,200 shares of stock in 1994 for $148,800, 14,000 shares of stock in 1993 for $336,000 and 20,000 shares of stock in 1992 for $250,000.

  The plan owned 234,140 shares at December 31, 1994, 227,940 shares at December 31, 1993 and 213,940 shares at December 31, 1992. These shares were subject to a repurchase obligation by the Company at $40.00 per share at December 31, 1994, $24.00 per share at December 31, 1993 and $11 per share at December 31, 1992.

5. SUPPLEMENTAL CASH FLOW INFORMATION

  The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

  Cash paid for interest and income taxes for periods was as follows:

                                                      1992     1993      1994
                                                    -------- -------- ----------
   Interest........................................ $392,000 $318,000 $  582,000
                                                    ======== ======== ==========
   Income Taxes.................................... $232,000 $432,000 $1,615,000
                                                    ======== ======== ==========

6. COMMITMENTS AND CONTINGENCIES

  The Company is party to a shareholders' agreement giving the Company an option to purchase all or part of the stock proposed for sale by any shareholder and requiring the Company to purchase all of the shares upon death of a shareholder. Terminating employees must offer all of their stock for purchase by the Company. The purchase price is the fair market value as of the most recent Annual Valuation Date as determined by independent appraisal required by the Employee Stock Ownership Plan.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

  The unaudited pro forma consolidated statement of income of the Company for the year ended December 31, 1995 is based on the Consolidated Financial Statements of the Company and the Consolidated Financial Statements of Service Supply, included elsewhere in this Prospectus, adjusted to give effect to (i) the acquisition of Service Supply, (ii) the Company's conversion from an S corporation to a C corporation and (iii) the sale of the Common Stock offered hereby and the application of the net proceeds therefrom, as if these transactions had occurred on January 1, 1995.

  The unaudited pro forma consolidated statement of income of the Company for the six months ended June 30, 1996 is based on the unaudited Consolidated Financial Statements of the Company, included elsewhere in this Prospectus, adjusted to give effect to (i) the Company's conversion from an S corporation to a C corporation and (ii) the sale of the Common Stock offered hereby and the application of the net proceeds therefrom, as if these transactions had occurred on January 1, 1996.

  The acquisition adjustments, supplemental adjustments and offering adjustments are based upon historical financial information of the Company and Service Supply and certain assumptions that management of the Company believes are reasonable. The unaudited pro forma consolidated statements of income are not necessarily indicative of the results of operations as if the transactions and the offering had occurred on the dates specified or to project the Company's results of operations for any future period. The unaudited pro forma consolidated statements of income should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, and other information pertaining to the Company, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Service Supply and the Notes thereto included elsewhere in this Prospectus.

                                KEVCO, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 ACTUAL
                       ---------------------------
                        YEAR ENDED    SIX MONTHS
                       DECEMBER 31,     ENDED
                           1995     JUNE 30, 1995  ACQUISITION  ACQUISITION SUPPLEMENTAL                   OFFERING      AS
                          KEVCO     SERVICE SUPPLY ADJUSTMENTS   PRO FORMA  ADJUSTMENTS    SUPPLEMENTAL   ADJUSTMENTS ADJUSTED
                       ------------ -------------- -----------  ----------- ------------   ------------   ----------- --------
Net sales............    $182,519      $59,327        $--        $241,846     $   --         $241,846        $ --     $241,846
Cost of sales........     155,877       51,972         --         207,849         --          207,849          --      207,849
                         --------      -------        ----       --------     -------        --------        -----    --------
 Gross profit........      26,642        7,355         --          33,997         --           33,997          --       33,997
Commission income....       2,610        1,383         --           3,993         --            3,993          --        3,993
                         --------      -------        ----       --------     -------        --------        -----    --------
                           29,252        8,738         --          37,990         --           37,990          --       37,990
Selling, general and
 administrative
 expenses............      20,839        5,904         208 (1)     26,951         --           26,951          --       26,951
                         --------      -------        ----       --------     -------        --------        -----    --------
 Operating income....       8,413        2,834        (208)        11,039         --           11,039          --       11,039
Interest income......         355            1                        356         --              356          --          356
Interest expense.....      (1,692)        (407)       (358)(2)     (2,457)        --           (2,457)       1,418(7)   (1,039)
                         --------      -------        ----       --------     -------        --------        -----    --------
 Income before income
  taxes..............       7,076        2,428        (566)         8,938         --            8,938        1,418      10,356
State income taxes...          45          --          --              45         (45)(4)         --           --          --
Provision for income
 taxes...............         --           843        (843)(3)        --        3,486 (5)       3,486          553(5)    4,039
                         --------      -------        ----       --------     -------        --------        -----    --------
 Net income..........    $  7,031      $ 1,585        $277       $  8,893     $(3,441)       $  5,452        $ 865    $  6,317
                         ========      =======        ====       ========     =======        ========        =====    ========
Earnings per share...                                                                        $   1.10                 $   0.97
                                                                                             ========                 ========
Weighted average
 shares outstanding..                                                                           4,946 (6)                6,544

See accompanying notes to unaudited pro forma consolidated statement of income.

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                   FOR THE YEAR ENDED DECEMBER 31, 1995

(1) To reflect an additional $208,000 of amortization of goodwill and non-compete agreements generated as a result of the June 30, 1995 purchase of Service Supply.

(2) To reflect an additional $267,000 of interest expense as if the Company's acquisition debt had been outstanding for an additional six months and an additional $91,000 of amortization of loan costs generated as a result of the June 30, 1995 purchase of Service Supply.

(3) To eliminate the provision for income taxes for Service Supply, which was a C corporation prior to its acquisition by the Company.

(4) To eliminate state income taxes paid by the Company while it was an S corporation as such taxes would be incorporated into the effective income tax rate as a C corporation. See Note (5).

(5) To reflect a provision for income taxes at an effective rate of 39% associated with the Company's conversion to a C corporation.

(6) Amount reflects the assumed issuance of 502,379 shares of Common Stock at the initial public offering price per share, less underwriting discount, to generate sufficient cash to fund the distribution of undistributed earnings previously taxed at the stockholder level existing at December 31, 1995.

(7) To reflect a decrease in interest expense as if debt of $17.3 million, at an average interest rate of 8.2%, had been repaid on January 1, 1995 from the net proceeds of the Common Stock offered hereby. Indebtedness repaid reflects the portion of net proceeds that would have been available to repay debt after making an S corporation distribution in an amount equal to undistributed earnings previously taxed at the stockholder level existing at December 31, 1995.

                                KEVCO, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   SUPPLEMENTAL                    OFFERING
                          ACTUAL   ADJUSTMENTS    SUPPLEMENTAL   ADJUSTMENTS  AS ADJUSTED
                         --------  ------------   ------------   ------------ -----------
Net sales............... $135,598    $   --         $135,598        $ --       $135,598
Cost of sales...........  115,247        --          115,247        $ --        115,247
                         --------    -------        --------        -----      --------
  Gross profit..........   20,351        --           20,351          --         20,351
Commission income.......    2,700        --            2,700          --          2,700
                         --------    -------        --------        -----      --------
                           23,051        --           23,051          --         23,051
Selling, general and
 administrative
 expenses...............   14,943        --           14,943          --         14,943
                         --------    -------        --------        -----      --------
  Operating income......    8,108        --            8,108          --          8,108
Interest income.........      141        --              141          --            141
Interest expense........   (1,199)       --           (1,199)         735(4)       (464)
                         --------    -------        --------        -----      --------
  Income before income
   taxes................    7,050        --            7,050          735         7,785
State income taxes......       25        (25)(1)         --           --            --
Provision for income
 taxes..................      --       2,750 (2)       2,750          287(2)      3,037
                         --------    -------        --------        -----      --------
  Net income............ $  7,025    $(2,725)       $  4,300        $ 448      $  4,748
                         ========    =======        ========        =====      ========
Earnings per share......                            $   0.90                   $   0.73
                                                    ========                   ========
Weighted average shares
 outstanding............                               4,778 (3)                  6,544

See accompanying notes to unaudited pro forma consolidated statement of income.

      NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                  FOR THE SIX MONTHS ENDED JUNE 30, 1996

(1) To eliminate state income taxes paid by the Company while it was an S corporation as such taxes would be incorporated into the effective income tax rate as a C corporation. See Note (2).

(2) To reflect a provision for income taxes at an effective rate of 39% associated with the Company's conversion to a C corporation.

(3) Amount reflects the assumed issuance of 334,488 shares of Common Stock at the initial public offering price per share, less underwriting discount, to generate sufficient cash to fund the distribution of undistributed earnings previously taxed at the stockholder level existing at June 30, 1996.

(4) To reflect a decrease in interest expense as if debt of $19.2 million, at an average interest rate of 7.7%, had been repaid on January 1, 1996 from the net proceeds of the Common Stock offered hereby. Indebtedness repaid reflects the portion of net proceeds that would have been available to repay debt after making an S corporation distribution in an amount equal to undistributed earnings previously taxed at the stockholder level existing at June 30, 1996.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Prior S Corporation Status...............................................  10
Use of Proceeds..........................................................  11
Dividend Policy..........................................................  11
Dilution.................................................................  12
Capitalization...........................................................  13
Selected Consolidated Financial Data.....................................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  15
Business.................................................................  22
Management...............................................................  31
Principal Shareholders...................................................  40
Description of Capital Stock.............................................  41
Shares Eligible for Future Sale..........................................  42
Underwriting.............................................................  44
Legal Matters............................................................  45
Experts..................................................................  45
Additional Information...................................................  45
Index to Consolidated Financial Statements............................... F-1

                               ----------------

 UNTIL    , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,100,000 SHARES

                                   LOGO

                                  KEVCO, INC.
                                 COMMON STOCK


                               ----------------
                                  PROSPECTUS
                               ----------------

                         RAUSCHER PIERCE REFSNES, INC.

                            OPPENHEIMER & CO., INC.

                                       , 1996


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses to be paid by the Company (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All amounts are estimates, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee.

   SEC Registration Fee...............................................  $10,826
   NASD Filing Fee....................................................    3,639
   Nasdaq National Market Listing Fee.................................   33,736
   Blue Sky Fees and Expenses.........................................   20,000
   Printing and Engraving Costs.......................................   50,000
   Legal Fees and Expenses............................................  150,000
   Accounting Fees and Expenses.......................................  140,000
   Transfer Agent and Registrar Fees and Expenses.....................    5,000
   Premiums for D&O Insurance.........................................   65,000
   Miscellaneous......................................................   21,799
                                                                       --------
     Total............................................................ $500,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Articles of Incorporation provide that, to the fullest extent permitted by Texas law, directors of the Company will not be liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director. Texas law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty of the director to the Company or which involve intentional misconduct or a knowing violation of law, (iii) transactions from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) acts or omissions for which the liability of a director is expressly provided by an applicable statute. In addition, the Company's Articles of Incorporation provide that if applicable law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by law, as amended.

  The Company's Articles of Incorporation and Bylaws grant mandatory indemnification and advancement of expenses to directors and officers of the Company to the fullest extent authorized by Texas law. In general, a Texas corporation may indemnify a director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Texas corporation may indemnify a director or officer in an action brought by or in the right of the corporation only if such director or officer was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

  The Company will enter into an agreement with each of its shareholders of record immediately prior to the consummation of this offering (including Mr. Kimmel) pursuant to which the Company agrees to distribute to such shareholders an amount equal to certain earnings of the Company as provided in the agreement and as finally determined for tax purposes for the period January 1, 1995 through the date of the consummation of this offering, to the extent such earnings exceed the earnings for such period as theretofore reported by the Company. In addition, the Company will agree to indemnify such shareholders for any penalties and interest attributable to any additional income taxes they incur as a result of being taxed on such additional earnings, as well as for related costs and expenses incurred.

  The Company intends to procure insurance that purports to insure the Company's directors and officers against certain liabilities incurred by them in the discharge of their functions as directors and officers, with certain exceptions including exceptions for liabilities arising from such directors' and officers' own malfeasance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following information relates to securities issued by the Company within the last three years:

    (i) Between June 19, 1995 and January 1, 1996, the Company granted options to purchase in the aggregate 440,304 shares of Common Stock to certain employees (of which 21,878 options have since been cancelled). These transactions were effected without registration of such options, or the underlying shares of Common Stock, under the Securities Act in reliance upon Section 4(2) and Rule 701 under the Securities Act.

    (ii) In 1994, the Operating Company declared a 10,000-to-1 stock split pursuant to which 10,000 shares of Common Stock, $.01 par value, of the Operating Company were exchanged for each of the shares of Common Stock, $1.00 par value, of the Operating Company previously issued. On August 29, 1996, the Operating Company effected a 0.47-for-1 reverse stock split of its Common Stock. Such transactions were effected without registration in reliance upon Section 4(2) under the Securities Act.

    (iii) Immediately prior to the consummation of this offering, the Company will issue 4,394,500 shares of Common Stock in a one for one shares exchange for shares of the common stock of the Operating Company. See "Business--History." Such transaction will be effected without registration in reliance upon Section 4(2) under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

   EXHIBIT
   NUMBER                               DESCRIPTION
   -------                              -----------
     1.1   --Form of Underwriting Agreement.*
     2.1   --Merger Agreement, dated June 6, 1995 by and among Kevco, Inc. and
             Service Supply Systems, Inc., joined by a wholly-owned subsidiary of Kevco, Inc.(1)
     2.2   --Form of Plan and Agreement of Merger (between Kevco Texas, Inc.
             and Kevco Delaware, Inc.)(2)
     2.3   --Form of Bill of Sale and General Assignment from Kevco Delaware,
             Inc., as Assignor, to Sunbelt Wood Components, Inc., as
             Assignee.(2)
     2.4   --Form of Assumption Agreement between Kevco Delaware, Inc. and
             Sunbelt Wood Components, Inc.(2)
     3.1   --Form of Articles of Incorporation of Kevco, Inc., as amended.(2)
     3.2   --Form of Bylaws of Kevco, Inc.(2)
     4.1   --Form of certificate evidencing ownership of the Common Stock of
             Kevco, Inc.(2)
     5.1   --Opinion of Jackson & Walker, L.L.P.*
    10.1   --Amendment No. 2 to 1995 Stock Option Plan (Amended and Restated
             1995 Stock Option Plan of Kevco, Inc.) and Supplementary Letter.(2)
    10.2   --1996 Stock Option Plan of Kevco, Inc., as amended, and
             Supplementary Letter.(2)
    10.3   --Form of Amended and Restated Employment Agreement (between Gerald
             E. Kimmel and Kevco, Inc.), joined therein by Kevco Delaware, Inc.
             and Sunbelt Wood Components, Inc.*
    10.4   --Employment Agreement between C. Lee Denham and Kevco, Inc. dated
             June 30, 1995.(1)

   EXHIBIT
   NUMBER                               DESCRIPTION
   -------                              -----------
    10.5   --Lease between K & E Land & Leasing and Kevco, Inc. dated December
             1, 1977.(1)
    10.6   --Amendment No. 1 to Lease, by and between K & E Land & Leasing and
             Kevco, Inc. dated March  , 1982.(1)
    10.7   --Amendment No. 2 to Lease, by and between K & E Land & Leasing and
             Kevco, Inc. dated May 30, 1983.(1)
    10.8   --Amendment No. 3 to Lease, by and between K & E Land & Leasing and
             Kevco, Inc. dated February 1, 1993.(1)
    10.9   --Lease dated April 1, 1980 between City of Newton, Kansas and K & E
             Land & Leasing.(1)
    10.10  --Sublease and Lease Guarantee Agreement dated April 1, 1980 between
             K & E Land & Leasing and Kevco, Inc.(1)
    10.11  --Amendment No. 1 to Sublease and Lease Guaranty Agreement by and
             between K & E Land & Leasing and Kevco, Inc. dated May 30, 1983.(1)
    10.12  --Lease Agreement dated October 12, 1987 between 1741 Conant
             Partnership & Kevco Inc.(1)
    10.13  --Equipment Lease Agreement dated January 1, 1991 between K & E Land
             & Leasing and Kevco, Inc.(1)
    10.14  --Amendment No. 1 to Equipment Lease Agreement between K & E Land &
             Leasing and Kevco, Inc. dated February 12, 1993.(1)
    10.15  --Amendment No. 2 to Equipment Lease Agreement between K & E Land &
             Leasing and Kevco, Inc. dated October 26, 1993.(1)
    10.16  --Amendment No. 3 to Equipment Lease Agreement between K & E Land &
             Leasing and Kevco, Inc. dated May 23, 1994.(1)
    10.17  --Deferred Compensation Agreement between Kevco, Inc. and Clyde A.
             Reed, Jr. dated May 24, 1977.(1)
    10.18  --Amendment No. 1 to Deferred Compensation Agreement dated May  ,
             1980.(1)
    10.19  --Amendment No. 2 to Deferred Compensation Agreement dated March 10,
             1992.(1)
    10.20  --Amended and Restated Health and Accident Plan of Kevco, Inc.(2)
    10.21  --Investment and Tax Advice Plan of Kevco, Inc.(1)
    10.22  --Credit Agreement among Kevco, Inc., certain Lenders and
             NationsBank of Texas, N.A., as Administrative Lender dated June 30,
             1995.(1)
    10.23  --First Amendment to Credit Agreement, dated as of September 1,
             1995, among Kevco, Inc., the banks listed on the signature pages thereof, and NationsBank of Texas, N.A.(1)
    10.24  --Second Amendment to Credit Agreement, dated as of November 29,
             1995, among Kevco, Inc., the banks listed on the signature pages thereof, and NationsBank of Texas, N.A.(1)
    10.25  --Revolving Credit Note of Kevco, Inc. to NationsBank of Texas, N.A.
             dated September 1, 1995 in the amount of $14,285,714.28.(1)
    10.26  --Term Loan Note of Kevco, Inc. to NationsBank of Texas, N.A. dated
             September 1, 1995 in the amount of $10,714,285.72.(1)
    10.27  --Revolving Credit Note of Kevco, Inc. to The Sumitomo Bank, Ltd.
             dated February 2, 1996 in the amount of $5,714,285.72.(1)
    10.28  --Term Loan Note of Kevco, Inc. to The Sumitomo Bank, Ltd. dated
             February 2, 1996 in the amount of $4,285,714.28.(1)
    10.29  --PaineWebber Standardized 401(K) Profit-Sharing Adoption Agreement
             (No. 005) (To be used with Basic Plan Document No. 03 Only) for
             Kevco, Inc. dated May 24, 1996 and PaineWebber Defined Contribution
             Plan.(1)

   EXHIBIT
   NUMBER                               DESCRIPTION
   -------                              -----------
    10.30  --Promissory Note of Gerald E. Kimmel to Kevco, Inc. dated October
             26, 1993 in the amount of $5,000,000.(1)
    10.31  --Amendment No. 4 to Lease dated December 1, 1977 by and between K&E
             Land & Leasing and Kevco, Inc. dated October 26, 1993.(1)
    10.32  --Assignment and Acceptance dated February 2, 1996 between The Daiwa
             Bank, Limited and The Sumitomo Bank, Ltd., Chicago Branch.(1)
    10.33  --Tax Indemnification Agreement*
    10.34  --Form of Promissory Note made by Kevco Texas, Inc. in the amount of
             $3,733,000 (the Prior S Corporation Earnings Note).(2)
    10.35  --Form of Promissory Note made by Kevco Texas, Inc. (the Future S
             Corporation Earnings Note).(2)
    10.36  --Form of Assignment of $5,000,000 Note made by Kevco, Inc. (n/k/a
             Kevco Texas, Inc.).*
    10.37  --Form of Adoption Agreement by Kevco, Inc. and Kevco Texas, Inc.
             (re: 1995 Stock Option Plan and 1996 Stock Option Plan).(2)
    10.38  --Amendment No. 1 dated September 21, 1988, to Lease Agreement by
             1741 Conant Partnership as lessor and Kevco, Inc. (n/k/a Kevco
             Texas, Inc.).(2)
    10.39  --Letter Agreement dated June 22, 1982, between Kevco, Inc. (n/k/a
             Kevco Texas, Inc.) and K&E Land & Leasing. (re: lease rentals).(2)
    10.40  --Letter Agreement dated October 1, 1996 by Kevco, Inc., K&E Land &
             Leasing, and 1741 Conant Partnership (re: lease rental).(2)
    10.41  --Form of Security Agreement.*
    11.1   --Computation of Earnings Per Common Share.(2)
    16.1   --Letter regarding Change of Accountants.(2)
    21.1   --Subsidiaries*
    23.1   --Consent of Coopers & Lybrand L.L.P.(2)
    23.2   --Consent of Jackson & Walker, L.L.P.*
    23.3   --Consent of Rylander, Clay & Opitz, L.L.P.(2)
    23.4   --Consent of Rumsey & Huckaby, P.C.(2)
    24.1   --Power of Attorney.(1)
    27.1   --Financial Data Schedule.(2)
    99.1   --Consent of Director Nominee.(1)
    99.2   --Consent of Director Nominee.(1)
    99.3   --Consent of Director Nominee.(1)

--------
  * To be filed by amendment.

(1) Previously filed.

(2) Filed herewith.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes as follows:

    (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3) That, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (4) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURE PAGE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, KEVCO, INC. HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FORT WORTH, STATE OF TEXAS, ON OCTOBER 8, 1996.

                                          Kevco, Inc.

                                              /s/ Ellis L. McKinley, Jr.
                                          By: _________________________________

                                               ELLIS L. MCKINLEY, JR., VICE
                                               PRESIDENT AND CHIEF FINANCIAL
                                                       OFFICER


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON OCTOBER 8, 1996.

             SIGNATURES                                   TITLE
             ----------                                   -----


       /s/ Jerry E. Kimmel*               Chairman of the Board, President and
    ---------------------------------      Chief Executive Officer (Principal
            Jerry E. Kimmel                Executive Officer)


    /s/ Ellis L. McKinley, Jr.            Vice President and Chief Financial
    ---------------------------------      Officer (Principal Financial
        Ellis L. McKinley, Jr.             Officer and Principal Accounting
                                           Officer)

      /s/ Richard S. Tucker                Director
    ---------------------------------
           Richard S. Tucker


*By:/s/ Richard S. Tucker
    ---------------------------------

        RICHARD S. TUCKER,

        Pursuant to the Power of Attorney
        previously filed with the
        Securities and Exchange Commission

                               INDEX TO EXHIBITS

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                        DESCRIPTION                        NUMBERED PAGE
 -------                       -----------                        -------------
   1.1   --Form of Underwriting Agreement.*
   2.1   --Merger Agreement, dated June 6, 1995 by and among
           Kevco, Inc. and Service Supply Systems, Inc., joined
           by a wholly-owned subsidiary of Kevco, Inc.(1)
   2.2   --Form of Plan and Agreement of Merger (between Kevco
           Texas, Inc. and Kevco Delaware, Inc.)(2)
   2.3   --Form of Bill of Sale and General Assignment from
           Kevco Delaware, Inc., as Assignor, to Sunbelt Wood
           Components, Inc., as Assignee.(2)
   2.4   --Form of Assumption Agreement between Kevco Delaware,
           Inc. and Sunbelt Wood Components, Inc.(2)
   3.1   --Form of Articles of Incorporation of Kevco, Inc., as
           amended.(2)
   3.2   --Form of Bylaws of Kevco, Inc.(2)
   4.1   --Form of certificate evidencing ownership of the
           Common Stock of Kevco, Inc.(2)
   5.1   --Opinion of Jackson & Walker, L.L.P.*
  10.1   --Amendment No. 2 to 1995 Stock Option Plan (Amended
           and Restated 1995 Stock Option Plan of Kevco, Inc.).
           and Supplementary Letter.(2)
  10.2   --1996 Stock Option Plan of Kevco, Inc., as
           amended.(2)
  10.3   --Form of Amended and Restated Employment Agreement
           (between Gerald E. Kimmel and Kevco, Inc.), joined
           therein by Kevco Delaware, Inc. and Sunbelt Wood
           Components, Inc.*
  10.4   --Employment Agreement between C. Lee Denham and
           Kevco, Inc. dated June 30, 1995.(1)
  10.5   --Lease between K & E Land & Leasing and Kevco, Inc.
           dated December 1, 1977.(1)
  10.6   --Amendment No. 1 to Lease by and between K & E Land &
           Leasing and Kevco, Inc. dated March  , 1982.(1)
  10.7   --Amendment No. 2 to Lease, by and between K & E Land
           & Leasing and Kevco, Inc. dated May 30, 1983.(1)
  10.8   --Amendment No. 3 to Lease, by and between K & E Land
           Leasing and Kevco, Inc. dated February 1, 1993.(1)
  10.9   --Lease dated April 1, 1980 between City of Newton,
           Kansas and K & E Land & Leasing.(1)
  10.10  --Sublease and Lease Guarantee Agreement dated April
           1, 1980 between K & E Land & Leasing and Kevco,
           Inc.(1)
  10.11  --Amendment No. 1 to Sublease and Lease Guaranty
           Agreement by and between K & E Land & Leasing and
           Kevco, Inc. dated May 30, 1983.(1)
  10.12  --Lease Agreement dated October 12, 1987 between 1741
           Conant Partnership & Kevco Inc.(1)
  10.13  --Equipment Lease Agreement dated January 1, 1991
           between K & E Land & Leasing and Kevco, Inc.(1)
  10.14  --Amendment No. 1 to Equipment Lease Agreement between
           K & E Land & Leasing and Kevco, Inc. dated February
           12, 1993.(1)

 EXHIBIT                                                         SEQUENTIALLY
 NUMBER                       DESCRIPTION                        NUMBERED PAGE
 -------                      -----------                        -------------
  10.15  --Amendment No. 2 to Equipment Lease Agreement
           between K & E Land & Leasing and Kevco, Inc. dated
           October 26, 1993.(1)
  10.16  --Amendment No. 3 to Equipment Lease Agreement
           between K & E Land & Leasing and Kevco, Inc. dated
           May 23, 1994.(1)
  10.17  --Deferred Compensation Agreement between Kevco, Inc.
           and Clyde A. Reed, Jr. dated May 24, 1977.(1)
  10.18  --Amendment No. 1 to Deferred Compensation Agreement
           dated May  , 1980.(1)
  10.19  --Amendment No. 2 to Deferred Compensation Agreement
           dated March 10, 1992.(1)
  10.20  --Amended and Restated Health and Accident Plan of
           Kevco, Inc.(2)
  10.21  --Investment and Tax Advice Plan of Kevco, Inc.(1)
  10.22  --Credit Agreement among Kevco, Inc., certain Lenders and NationsBank of Texas, N.A., as Administrative
           Lender dated June 30, 1995.(1)
  10.23  --First Amendment to Credit Agreement, dated as of
           September 1, 1995, among Kevco, Inc., the banks
           listed on the signature pages thereof, and
           NationsBank of Texas, N.A.(1)
  10.24  --Second Amendment to Credit Agreement, dated as of
           November 29, 1995, among Kevco, Inc., the banks
           listed on the signature pages thereof, and
           NationsBank of Texas, N.A.(1)
  10.25  --Revolving Credit Note of Kevco, Inc. to NationsBank
           of Texas, N.A. dated September 1, 1995 in the amount
           of $14,285,714.28.(1)
  10.26  --Term Loan Note of Kevco, Inc. to NationsBank of
           Texas, N.A. dated September 1, 1995 in the amount of
           $10,714,285.72.(1)
  10.27  --Revolving Credit Note of Kevco, Inc. to The
           Sumitomo Bank, Ltd. dated February 2, 1996 in the
           amount of $5,714,285.72.(1)
  10.28  --Term Loan Note of Kevco, Inc. to The Sumitomo Bank,
           Ltd. dated February 2, 1996 in the amount of
           $4,285,714.28.(1)
  10.29  --PaineWebber Standardized 401(K) Profit-Sharing
           Adoption Agreement (No. 005) (To be used with Basic
           Plan Document No. 03 Only) for Kevco, Inc. dated
           May 24, 1996 and PaineWebber Defined Contribution
           Plan.(1)
  10.30  --Promissory Note of Gerald E. Kimmel to Kevco, Inc.
           dated October 26, 1993 in the amount of
           $5,000,000.(1)
  10.31  --Amendment No. 4 to Lease dated December 1, 1977 by and between K&E Land & Leasing and Kevco, Inc. dated
           October 26, 1993.(1)
  10.32  --Assignment and Acceptance dated February 2, 1996
           between The Daiwa Bank, Limited and The Sumitomo
           Bank, Ltd., Chicago Branch.(1)
  10.33  --Tax Indemnification Agreement*
  10.34  --Form of Promissory Note made by Kevco Texas, Inc.
           in the amount of $3,700,000 (the Prior S-Corporation
           Earnings Note).(2)
  10.35  --Form of Promissory Note made by Kevco Texas, Inc.
           (the Future S-Corporation Earnings Note).(2)
  10.36  --Form of Assignment of $5,000,000 Note made by
           Kevco, Inc. (n/k/a Kevco Texas, Inc.).*
  10.37  --Form of Adoption Agreement by Kevco, Inc. and Kevco
           Texas, Inc. (re: 1995 Stock Option Plan and 1996
           Stock Option Plan).(2)
  10.38  --Amendment No. 1 dated September 21, 1988, to Lease
           Agreement by 1741 Conant Partnership as lessor and
           Kevco, Inc. (n/k/a Kevco Texas, Inc.).(2)

 EXHIBIT                                                         SEQUENTIALLY
 NUMBER                       DESCRIPTION                        NUMBERED PAGE
 -------                      -----------                        -------------
  10.39  --Letter Agreement dated June 22, 1982, between
           Kevco, Inc. (n/k/a Kevco Texas, Inc.) and K&E Land &
           Leasing. (re: lease rentals).(2)
  10.40  --Letter Agreement dated October 1, 1996 by Kevco,
           Inc., K&E Land & Leasing, and 1741 Conant
           Partnership re: lease rental.(2)
  10.41  --Form of Security Agreement.*
  11.1   --Computation of Earnings Per Common Share.(2)
  16.1   --Letter re: Change of Accountants.(2)
  21.1   --Subsidiaries*
  23.1   --Consent of Coopers & Lybrand, L.L.P.(2)
  23.2   --Consent of Jackson & Walker, L.L.P.*
  23.3   --Consent of Rylander, Clay & Opitz, L.L.P.(2)
  23.4   --Consent of Rumsey & Huckaby, P.C.(2)
  24.1   --Power of Attorney.(1)
  27.1   --Financial Data Schedule.(2)
  99.1   --Consent of Director Nominee.(1)
  99.2   --Consent of Director Nominee.(1)
  99.3   --Consent of Director Nominee.(1)

--------
  * To be filed by amendment.

(1) Previously filed.

(2) Filed herewith.